                              November 9, 1998



Sheridan Energy, Inc.
1000 Louisiana, Suite 800
Houston, Texas  77002

Gentlemen:

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sheridan Energy, Inc. ("Sheridan") and Amerada Hess Corporation ("AHC") hereby enter into an agreement to jointly (through the LLC, as defined below) explore, develop and realize production income from certain oil & gas properties now owned by AHC (i) in onshore California (the "California Properties") and (ii) in the Gulf of Mexico and other portions of the United States (collectively the "U.S. Properties"):

          1. Sheridan and AHC shall form a Delaware Limited Liability Company ("LLC") with a term (during which neither party shall have the right to withdraw) of not less than ten (10) years.

          2. Upon formation of the LLC, AHC shall contribute the California Properties and certain of its U.S. Properties to the LLC.

          3. Upon formation of the LLC and subsequent to such formation, Sheridan, or its designated affiliate, shall contribute cash to the LLC ("Cash Contribution") equal to the Fair Market Value ("FMV") of the California Properties plus 60% of the "IDC Amount". The "IDC Amount" is equal to 35% of the Intangible Drilling Costs ("IDCs") scheduled to be incurred by the LLC, during 1999 and 2000, to drill those certain test wells and confirmation wells on the U.S. Properties that will be specified by AHC, with discounts if appropriate.

          4. AHC and Sheridan agree that the LLC shall incur IDCs to test the U.S. Properties in 1999 equal to or greater than 50% of the Cash Contribution. AHC and Sheridan further agree that by the end of the year 2000, the LLC shall incur such IDCs equal to 100% of the Cash Contribution plus any interest earned on any portion of the Cash Contribution prior to its expenditure by the LLC.

Sheridan Energy, Inc.
November 9, 1998
Page 2


          5. AHC and Sheridan agree that pending the approval by AHC of AFEs for drilling on the US Properties, the Cash Contribution shall be held in escrow by the LLC and invested in an interest bearing account or securities, with all interest earned on such funds added to the principal amount of the Cash Contribution at the end of each calendar quarter. The Cash Contribution, including such earned interest, shall be used by the LLC to fund IDCs as provided in Item 4 above.

          6. AHC and Sheridan agree that the FMV of the California Properties is $58,000,000 as of November 1, 1998 and agree that the FMV of the U.S. Properties shall be agreed to by AHC and Sheridan on or before the contribution of those properties to the LLC by AHC.

          7. If the parties fail to enter into a mutually acceptable LLC agreement for exploration, development and production activities on the California Properties and the U.S. Properties by December 15, 1998, the parties agree that they shall enter into that certain Agreement for Purchase and Sale attached hereto as
              Exhibit 1.

     Beginning on November 19, 1998, AHC shall permit Sheridan and its representatives at reasonable times during normal business hours to examine, in AHC's offices, all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, check vouchers, payout statements and agreements pertaining to the California Properties insofar as the same may now be in existence and in the possession of AHC. AHC shall also make available to Sheridan for inspection by Sheridan at reasonable times during normal business hours at their actual location, all accounting, revenue, marketing, transportation, processing, environmental, geological, geophysical, production and engineering books, records and data in possession of AHC pertaining to the California Properties, except such records or data which AHC is prevented by contractual obligations with third parties from disclosing; provided that in the event AHC is prohibited from making files or records available because of provisions of third party agreements, then AHC shall inform Sheridan of the existence of such records, the parties thereto and the subject matter of such records. All such information made available to Sheridan shall be maintained confidential by Sheridan as provided in that certain Confidentiality Agreement dated September 16, 1998, between AHC and Sheridan, the terms of which are incorporated herein by reference and made a part of this Agreement.

     To secure Sheridan's obligations under this letter agreement, Sheridan shall pay, and AHC shall hold in trust, a cash amount of $5,800,000, one-half to be paid upon execution hereof and one-half to be paid on December 7, 1998. Upon the formation of the LLC, said payment plus interest on that payment shall be contributed into the LLC on Sheridan's behalf as a credit against Sheridan's agreed contribution to the LLC under the LLC Agreement, or, if the parties fail to form the LLC as provided hereinabove, shall be released from the trust account and shall be held directly by AHC as the deposit required under the above-referenced Agreement for

Sheridan Energy, Inc.
November 9, 1998
Page 3


Purchase and Sale, to be applied as specified therein. If this letter agreement is terminated or the transaction contemplated hereby otherwise fails to close due solely to the breach of this letter agreement by Sheridan, occurring in the absence of any breach hereof by AHC, then, as AHC's sole and exclusive remedy for such breach or termination, (i) AHC shall retain only the first half of the $5,800,000 if such breach or termination occurs before payment of the second half of said amount, and (ii) AHC shall retain the entire $5,800,000 if such breach or termination occurs after payment of the second half of said amount to AHC. All other remedies are expressly waived and released by AHC. If this letter agreement is terminated or the transaction contemplated hereby fails to close for any other reason, the entire amount held by AHC shall be returned to Sheridan. SHERIDAN AND AHC ACKNOWLEDGE THAT THE EXTENT OF DAMAGES TO AHC OCCASIONED BY ANY BREACH OR DEFAULT BY SHERIDIAN WOULD BE IMPOSSIBLE OR EXTREMELY DIFFICULT TO ASCERTAIN AND THAT THE AMOUNTS SET FORTH ABOVE ARE A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES UNDER THE CIRCUMSTANCES.

     The parties agree that until such time as the parties have executed the LLC Agreement or the Agreement for Purchase and Sale, there shall be no public announcements or statements with respect to the proposed transaction without the consent of both parties.

     If the foregoing terms are acceptable to Sheridan, please execute one copy of this letter in the space provided below, whereupon this will be an agreement binding upon the parties hereto, their successors and assigns.

                              Sincerely,

                              AMERADA HESS CORPORATION


                              By:
                                  ------------------------------
                                  D. G. Stevenson



Accepted and Agreed to this
9th day of November, 1998

SHERIDAN ENERGY, INC.


By:
    ---------------------------

                                   EXHIBIT 1
      TO THAT CERTAIN LETTER AGREEMENT BETWEEN SHERIDAN ENERGY, INC. AND
                AMERADA HESS CORPORATION DATED NOVEMBER 9, 1998


                        AGREEMENT FOR PURCHASE AND SALE

                      DATED AS OF _________________, 1998


                                BY AND BETWEEN


                           AMERADA HESS CORPORATION

                                   AS SELLER


                                      AND


                             SHERIDAN ENERGY, INC.

                                   AS BUYER

                               TABLE OF CONTENTS


ARTICLE                                                                     PAGE
-------                                                                     ----

ARTICLE I......................................................................1
     DEFINITIONS

ARTICLE II.....................................................................8
     SALE AND PURCHASE

ARTICLE III....................................................................8
     PURCHASE PRICE AND PAYMENT

ARTICLE IV....................................................................11
     SELLER'S REPRESENTATIONS

ARTICLE IV....................................................................14
     SELLER'S REPRESENTATIONS

ARTICLE VI....................................................................15
     ACCESS TO INFORMATION AND INSPECTION

ARTICLE VII...................................................................16
     TITLE

ARTICLE VIII..................................................................18
     PREFERENTIAL PURCHASE RIGHTS AND CONSENTS

ARTICLE IX....................................................................19
     COVENANTS OF SELLER

ARTICLE X.....................................................................21
     CLOSING CONDITIONS

ARTICLE XI....................................................................23
     CLOSING

ARTICLE XII...................................................................24
     EFFECT OF CLOSING

ARTICLE XIII..................................................................26
     SETTLEMENT OF PRORATIONS

ARTICLE XIV...................................................................27
     ENVIRONMENTAL

ARTICLE XV....................................................................28
     CASUALTY LOSS AND CONDEMNATION

ARTICLE XVI...................................................................29
     DEFAULT AND REMEDIES

ARTICLE XVII..................................................................30
     ARBITRATION

ARTICLE XVIII.................................................................31
     MISCELLANEOUS

EXHIBITS
--------

A - Subject Interests

B - Purchase Price Allocation

C - Preferential Rights and Consents

D - Production Payments and Certain Agreements

E - Litigation and Other Liabilities

F - Assignment, Bill of Sale and Conveyance

G - Advance Payments and Prepayments

H - Overproduction and Underproduction

I - Excluded Assets

J - Oil and Gas Purchase and Processing Agreement

K - Other Material Agreements

L - Tax Liens

M - Environmental Testing and Confidentiality Agreement

                        AGREEMENT FOR PURCHASE AND SALE

     THIS AGREEMENT dated as of the _____ day of ___________, 1998, between Amerada Hess Corporation, a Delaware corporation (hereinafter referred to as "Seller"), and Sheridan Energy, Inc., a Delaware corporation (herein referred to as "Buyer").

                                  WITNESSETH:

     WHEREAS, Seller owns certain oil and gas leasehold interests and related equipment situated in the State of California; and

     WHEREAS, Seller desires to sell and Buyer desires to acquire these interests and related assets on the terms and conditions hereinafter provided;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:


                                  ARTICLE I.
                                  DEFINITIONS
                                  -----------

     The following terms, as used herein, shall have the following meanings:

     1.1 "Agreement" shall mean this Agreement for Purchase and Sale between Seller and Buyer.

     1.2 "Assets" shall mean the following described assets and properties (except to the extent constituting Excluded Assets):

          (a) the Subject Interests;

          (b) the Lands;

          (c) the Incidental Rights;

          (d) the Claims;

          (e) the Royalty Accounts; and

          (f) all Hydrocarbons produced from or attributable to the Subject Interests with respect to all periods subsequent to the Effective Time, together with all proceeds from or of such Hydrocarbons.

     1.3 "Assumed Obligations" shall mean (i) all liabilities and obligations of Seller with respect to the Claims and all liabilities and obligations arising after Closing from disbursement of the Royalty Accounts, (ii) all liabilities and obligations of Seller arising or accruing under or with respect to the Assets to the extent attributable to time periods from and after the Effective Time, including, without limitation, those arising under any applicable Environmental Law, (iii) all liabilities and obligations of Seller, whether accrued or not, with respect to plugging and abandoning any wells, removing equipment and facilities and restoring the surface (but not including operations required under any Environmental Law attributable to time periods before the Effective Time) relating to operations pertaining to the Assets, (iv) all liabilities and obligations of Seller with respect to the matters disclosed in Exhibits "D", "F", "G", "J" and "K" attached hereto to the extent attributable to time periods from and after the Effective Time, (v) pro-rata share of Property Taxes (based on the Effective Time) with respect to the Assets for the Tax Period in which Closing occurs and all Transfer Taxes, (vi) all liabilities and obligations of Seller arising or accruing under or with respect to the Oil and Gas Purchase and Processing Agreements attributable to time periods from and after the Effective Time, (vii) all liabilities and obligations under the Basic Documents attributable to time periods from and after the Effective Time except to the extent that a particular obligation is otherwise expressly retained by Seller hereunder, and (viii) all other liabilities and obligations otherwise expressly assumed by Buyer under this Agreement.

     1.4 "Basic Documents" shall mean all contracts, agreements, and other legally binding rights and obligations to which the Assets may be subject, or that may relate to the Assets including, without limitation, leases, assignments in the chain of title, overriding royalty assignments, farmout and farmin agreements, option agreements, pooling and unitization agreements, operating agreements, production sales and marketing agreements, processing agreements, transportation agreements, production purchasing agreements, permits, licenses and orders.

     1.5  "Buyer's Credits" shall be as defined in Section 3.2.

     1.6 "Claims" shall mean (i) all claims of Seller against gas purchasers for "take or pay" obligations with respect to the Assets to the extent such claims accrue at or after the Effective Time (but not for obligations accruing prior thereto) and (ii) all obligations and benefits with respect to gas production, pipeline, transportation or processing imbalances which are to be assumed or received by Buyer pursuant to this Agreement.

     1.7  "Closing" shall be as defined in Section 11.1.

     1.8  "Closing Date" shall be as defined in Section 11.1.

     1.9 "Defensible Title" shall mean such title to a Subject Interest that, subject to and except for Permitted Encumbrances, (a) entitles Seller and Buyer, at Closing and for the production life of the respective unit or well, to own and receive not less than the net revenue interest of Seller for the well or unit as set forth in Exhibit "A" of all Hydrocarbons produced, saved and marketed from or attributable to such well or unit and (b) obligates Seller and Buyer, at Closing and for the productive life of the respective unit or well, to bear the costs and expenses relating to the maintenance, development and operation of such well or unit in an amount not greater than the working interest of Seller for such well or unit as set forth in Exhibit "A", unless Seller's net revenue interest therein is proportionately increased, it being understood that the existence of Permitted Encumbrances affecting any property shall not form the basis for a claim that Seller does not have Defensible Title to such property.

     1.10 "Deposit" shall be as defined in Section 3.1.

     1.11 "Environmental Defect" means any event or condition with respect to air, land, soil, surface, subsurface strata, surface water, ground water, or sediment which causes a property to become subject to required remediation under, or not be in compliance with, any Environmental Law.

     1.12 "Environmental Laws" shall mean any and all federal, state and local laws including statutes, regulations, orders, ordinances, judgments, rulings and common law, relating to hazardous substances, pollution, naturally occurring radioactive materials or protection of the environment, including laws relating to actual or threatened emissions, discharges, or releases of pollutants, contaminants or hazardous substances, or other toxic materials or wastes into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants of hazardous substances, or other toxic materials or wastes and specifically including, without limitation, The Comprehensive Environmental Response, Compensation And Liability Act Of 1980, as amended (42 U.S.C. (S)(S)9601 et. seq.), The Resource Conservation And Recovery Act Of 1976 (42 U.S.C. (S)6901 et. seq.), The Clean Water Act (33 U.S.C. (S)(S)466 et. seq.), The Safe Drinking Water Act (14 U.S.C. (S)(S)1401-
1450), The Hazardous Materials Transportation Act (49 U.S.C. (S)(S)1801 et. seq.), The Toxic Substance Control Act (15 U.S.C. (S)(S)2601-2629), The Clean Air Act (42 U.S.C. (S)7401 et. seq.) as amended, The Clean Air Act Amendments of 1990 and all state and local laws, and any replacement or successor legislation or regulation thereto.

     1.13 "Effective Time" shall mean 7:00 a.m., Pacific Standard Time on November 1, 1998.

     1.14 "Excluded Assets" shall mean the following:

          (a) all rights, interests, assets and properties of Seller which are expressly excluded from this sale under other provisions of this Agreement or which are set forth in Exhibit "I";

          (b) (i) except as provided in Article XV and except to the extent constituting or attributable to Claims, all trade credits, accounts receivable, notes receivable and other receivables attributable to Seller's interest in the Assets with respect to any period of time prior to the Effective Time, and (ii) except to the extent constituting the Royalty Accounts, all deposits, cash, checks in process of collection, cash equivalents and funds attributable to Seller's interest in the Assets with respect to any period of time prior to the Effective Time;

          (c) all corporate, financial, tax and legal (other than title) records of Seller; however, Buyer shall be entitled to receive copies of any financial, tax (subject to Section 12.2(d) of this Agreement) or legal records which directly relate to the Subject Interests; provided, however, that Buyer's said entitlement shall not extend to any records whose disclosure would constitute a breach of privilege or confidentiality under any agreement or create a claim against Seller under federal or state laws;

          (d) except to the extent constituting Claims and except as otherwise provided in this Agreement, all claims and causes of action of Seller (i) arising from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Time, or (ii) with respect to any of the Excluded Assets;

          (e) except as otherwise provided in clause (vi) of the definition of Incidental Rights or in Article XV hereof, all rights, titles, claims and interests of Seller (i) under any policy or agreement of insurance or indemnity,
(ii) under any bond or (iii) to any insurance or condemnation proceeds or awards;

          (f) all (i) Hydrocarbons produced from or attributable to the Assets with respect to all periods prior to the Effective Time, together with all proceeds from or of such Hydrocarbons, and (ii) Hydrocarbons which, at the Effective Time, are owned by Seller or to which Seller has title and which are in storage, within processing plants, or in pipelines;

          (g) Seller's share of any and all claims, as well as Seller's claims, for refund of or loss carry forwards with respect to (i) federal, state and local, sales and use, ad valorem, property, excise, production, severance, gross receipts, payroll, withholding or other taxes attributable to any period prior to the Effective Time; (ii) federal, state and local income or franchise taxes; or (iii) any taxes attributable to the Excluded Assets;

          (h) all amounts due or payable to Seller as adjustments or refunds under any audit pertaining to periods prior to the Effective Time;

          (i) all amounts due or payable to Seller as adjustments or refunds under any contracts or agreements respecting periods prior to the Effective Time, other than Claims;

          (j) all amounts due or payable to Seller as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Time;

          (k) except to the extent included in the Claims, all proceeds, benefits, income or revenues accruing (and any security or other deposits made) with respect to (i) the Assets prior to the Effective Time or (ii) any Excluded Assets;

          (l) any logo, service mark, copyright, trade name or trademark associated with Seller or any business of Seller;

          (m) all files, information and data expressly excluded from the definition of Incidental Rights; and

          (n) the rights to use the surface and subsurface of any of the Lands for access to those leases and contractual rights or portions of leases and contractual rights which are expressly excluded from Exhibit "A" or to other properties of Seller, including, without limitation, the right to construct, maintain, repair, replace, remove, use and operate drilling rigs and facilities, production platforms and production facilities, roads, pipe lines, tank batteries and other facilities for exploration, drilling, operating, producing, treating, transporting and removing oil and gas, and the rights to drill through depths and formations included within the Assets and to install, maintain, repair, replace, remove, use and operate therein production facilities in connection with drilling and exploration operations, reworking operations, and production operations (including, without limitation, recycling, water flooding or other pressure maintenance operations) relating to oil and gas in those depths; provided, that the exercise of such rights will not materially interfere with Buyer's operation of or the ownership, use or value of the Assets. To the extent Seller uses such surface, Seller agrees that it will equitably share the expenses directly related to such use.

          1.15 "GAAP" shall mean generally accepted accounting principles, consistently applied.

          1.16 "Hart-Scott-Rodino Act" shall be as defined in Section 18.2.

          1.17 "Hydrocarbons" shall mean crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids and other liquid or gaseous hydrocarbons (including CO2), and shall also refer to all other minerals of every kind and character which may be covered by or included in the Subject Interests.

          1.18 "Incidental Rights" shall mean all right, title and interest of Seller in and to or derived from the following insofar as the same directly relate to the Subject Interests: (i) all unitization, communitization and pooling designations, declarations, agreements and orders covering Hydrocarbons in or under the Lands or any portion thereof and the units and pooled or communitized areas created thereby; (ii) all easements, rights-of-way, surface leases, permits, licenses, servitudes or other interests; (iii) all wells (including abandoned wells), equipment and other personal property, fixtures and improvements situated upon the Lands or used or held for use in connection with the exploration, development or operation of the Subject Interests or Lands or the production, treatment, storage, compression, processing or transportation of Hydrocarbons from or in the Subject Interests or Lands; (iv) all Hydrocarbon sales, purchase, exchange and processing contracts and agreements, farmout or farmin agreements, joint operating agreements and all other contracts and agreements insofar as the same affect or relate to the Subject Interests or Lands or any part thereof; (v) all lease files, land files, well files, gas and oil sales contract files, gas processing files, division order files, abstracts, title opinions, and all other books, files and records, information and data (including copies of engineering, geological and geophysical data to the extent same may be transferred, but subject in all events to any and all consents concerning ownership and transfer), and all rights thereto, of Seller insofar as the same are directly related to and useful for the realization of value by Buyer of any of the Subject Interests or Lands and to the extent the transfer thereof is not prohibited by existing contractual obligations with third parties; and (vi) to the extent transferable and subject to Article XV hereof, all interest of Seller in and to all claims and causes of action which Seller may have against insurance companies and others by reason of injury or damage to or destruction or loss of all or any part of the Assets by reason of events occurring subsequent to the Effective Time.

     1.19 "Lands" shall mean, except to the extent constituting Excluded Assets, each and every kind and character of right, title, claim or interest which Seller has in and to the lands covered by the Subject Interests.

     1.20 "Oil and Gas Purchase and Processing Agreements" shall mean all existing contracts and agreements set forth on Exhibit "J".

     1.21 "Permitted Encumbrances" shall mean any of the following matters:

          (a) the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in the agreements, instruments and documents which create or reserve to Seller its interests in any of the Assets provided they do not operate to reduce the net revenue interest, nor increase the working interest, unless Seller's net revenue interest therein is proportionately increased, of Seller in the Subject Interests as reflected in Exhibit "A" hereto;

          (b) any (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses which were incurred incidental to maintenance, development, production, or operation of the Assets or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein and (ii) materialman's, mechanics', repairman's, employees', contractors', operators' or other similar liens or charges for liquidated amounts arising in the ordinary course of business (x) which are not yet due and payable, (y) for which Seller is responsible for paying or releasing at Closing or (z) for which Buyer has agreed to assume or pay pursuant to the terms hereof;

          (c) any liens for taxes, tax assessments not yet delinquent, or tax assessments that are being contested in good faith and disclosed on Exhibit "L", and other assessments not yet delinquent, or if delinquent, that are being contested in good faith and disclosed on Exhibit "L";

          (d) any liens or security interests created by law or reserved in oil and gas leases for royalty, bonus or rental or for compliance with the terms of the Subject Interests;

          (e) any obligations or duties affecting the Assets to any municipality or public authority with respect to any franchise, grant, license or permit, and all applicable laws, rules and orders of governmental authority;

          (f) any (i) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, fishing, logging, canals, ditches, reservoirs, or the like, or (ii) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way, on, over, or in respect of property owned or leased by Seller or over which Seller owns rights-of-way, easements, permits, or licenses, to the extent such matters, individually or in the aggregate, do not interfere materially with oil and gas operations currently conducted on the Subject Interests or the ownership, use or value thereof;

          (g) all lessors' royalties, overriding royalties, net profits interests, carried interests, reversionary interests and other burdens to the extent that the net cumulative effect of such burdens does not operate to reduce the net revenue interest of Seller in any of the Subject Interests to below the applicable net revenue interest set forth in Exhibit "A" hereto or require the payment of expenses in an amount greater than the working interest shown on Exhibit "A" (unless Seller's net revenue interest is increased proportionately);

          (h) preferential rights to purchase and required third party consents to assignments and similar agreements with respect to which waivers or consents are obtained prior to Closing from the appropriate parties with respect to the sale contemplated hereunder or the appropriate time period for asserting such rights has expired prior to Closing without an exercise of such rights with respect to such sale;

          (i) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if the same are customarily obtained contemporaneously with or subsequent to such sale or conveyance;

          (j) any encumbrance, title defect or matter (whether or not constituting a Title Defect) waived or deemed waived by Buyer pursuant to
Article VII hereof;

          (k) the Oil and Gas Purchase and Processing Agreements.

     1.22 "Property Taxes" shall be as defined in Section 12.2.

     1.23 "Purchase Price" shall be as defined in Section 3.1.

     1.24 "Retained Obligations" shall mean (i) all liabilities and obligations arising prior to Closing from disbursement of the Royalty Accounts, (ii) all liabilities and obligations of Seller arising or accruing under or with respect to the Assets to the extent attributable to time periods prior to the Effective Time, including, without limitation, those arising under any applicable Environmental Law, (iii) all liabilities and obligations of Seller arising or accruing with respect to the ownership, use or operation of the Assets for periods prior to the Effective Time, (iv) all liabilities and obligations of Seller with respect to the matters disclosed in Exhibits "D", "E", "G", "J" and "K" attached hereto to the extent attributable to time periods prior to the Effective Time, (v) pro-rata share of Property Taxes (based on the Effective
Time) with respect to the Assets for the Tax Period in which Closing occurs,
(vi) all liabilities and obligations of Seller arising or accruing under or with respect to the Oil and Gas Purchase and Processing Agreements attributable to time periods prior to the Effective Time, (vii) all liabilities and obligations under the Basic Documents attributable to time periods prior to the Effective Time, and (viii) all other liabilities and obligations otherwise expressly assumed by Buyer under this Agreement.

     1.25 "Royalty Accounts" shall mean those separately identifiable accounts of Seller or any third party operator in which Seller or any third party operator is holding as of the Effective Time monies which (i) are owing to third party owners of royalty, overriding royalty, working or other interests in respect of past production of Hydrocarbons attributable to the Assets or (ii) may be subject to refund by royalty owners or other third parties to purchasers of past production of Hydrocarbons attributable to the Assets.

     1.26 "Seller's Credits" shall be as defined in Section 3.2.

     1.27 "Subject Interests" shall mean, except to the extent constituting Excluded Assets, any and all interests owned by Seller in the State of California, or which Seller is entitled to receive, in, to or under any and all oil, gas and/or mineral leases, permits, licenses, concessions, leasehold estates, fee, royalty, overriding royalty interests and wells to the extent the beforementioned cover interests located at any place within the State of California, including, without limitation, those interests described in Exhibit "A" attached hereto.

     1.28 "Tax Period" shall be as defined in Section 12.2.

     1.29 "Title Defect" shall be as defined in Section 7.3.

     1.30 "Transfer Taxes" shall be as defined in Section 12.2.


                                   ARTICLE II.
                               SALE AND PURCHASE
                               -----------------

     Subject to the terms and conditions of this Agreement and the Permitted Encumbrances, Seller agrees to sell and convey to Buyer and Buyer agrees to purchase and pay for the Assets.


                                 ARTICLE III.
                          PURCHASE PRICE AND PAYMENT
                          --------------------------

     3.1 Purchase Price. The total consideration for the sale and conveyance of the Assets to Buyer is Buyer's payment of Fifty-Eight Million Dollars ($U.S. 58,000,000.00) (the "Purchase Price"). The Purchase Price, subject to such adjustments, if any, as are expressly provided for elsewhere in this Agreement, shall be paid by Buyer to Seller at Closing by means of a completed Federal Funds transfer to the account of Chase Manhattan Bank, New York, New York, ABA No. 021-000-021, Amerada Hess Corporation Account Number 323-019-609. Buyer shall pay to Seller a deposit in the total amount of $5,800,000 (the "Deposit"). The Deposit shall be paid by Buyer one half on or before the execution hereof, pursuant to that certain letter agreement dated November 9, 1998 between Buyer and Seller, and the remaining one half on December 7, 1998.

The Deposit will be held by Seller and, upon Closing, the amount thereof (without interest) shall be credited toward the Purchase Price. In the event this Agreement is terminated or the transaction contemplated hereby otherwise fails to close due solely to the breach of this Agreement by Buyer, occurring in the absence of any breach hereof by Seller, then, as Seller's sole and exclusive remedy for such breach or termination: (i) Seller shall retain only the first half of the Deposit if such breach or termination occurs before payment of the second half of the Deposit; and (ii) Seller shall retain the entire Deposit if such breach or termination occurs after payment of the second half of the Deposit. In the event this Agreement is terminated or the transaction contemplated hereby fails to close for any other reason, the Deposit shall be returned to Buyer.

     3.2  Purchase Price Credits.

          (a) With respect to the period commencing at the Effective Time and ending at 7:00 a.m. (local time for each Asset) on the Closing Date, the parties shall calculate the revenues from production and other operating sources (excluding interest income), from or attributable to the Assets for such period actually received by Seller as of the Closing Date ("Buyer's Credits") and shall calculate all exploration, production, development, operating, overhead, general and administrative and other costs paid by Seller with respect to the Assets for such period charged under applicable operating agreements, or if no operating agreement is applicable, the amount actually being paid by Seller for such costs and expenses, but not to exceed the amount due under the most recent COPAS Accounting Procedure Joint Operations ("Seller's Credits"), excluding interest expense not paid in connection with matters identified in Exhibit "D" and all non-cash charges attributable to depletion, depreciation, bad debt losses, lease abandonment, etc.; provided that with respect to any properties operated by Seller, the Seller's Credits with respect to the Subject Interests in such properties shall also include (i) the overhead charges payable to Seller on account of such Subject Interests under existing operating agreements or (ii) if no overhead charge is applicable to a Subject Interest under an existing operating agreement, an overhead charge to such Subject Interest equal to the Average Producing Well Rates in the area as indicated in the most recent Survey of Combined Fixed Rate Overhead Charges for Oil and Gas Producers conducted by Ernst & Young or the prevailing rate in the area if the foregoing survey is not available. Only items of revenue, cost and expense attributable to the Assets shall be included in the foregoing calculations. Amounts constituting the Buyer's Credits shall be retained by Seller. If Seller's Credits exceed Buyer's Credits, the difference shall be due Seller by Buyer. If Buyer's Credits exceed Seller's Credits, the difference shall be due Buyer by Seller.

          (b) In addition, at Closing, Seller shall, based upon data available at that time, determine (A) the total amount of overproduction of gas attributable to Seller's interest (e.g. volumes of gas taken from the wells comprising a portion of the Subject Interests (the "Wells"), by Seller in excess of those volumes which Seller's interest would entitle it to receive) and (B) the total amount of underproduction of gas attributable to Seller's interest (e.g. volumes of gas not taken from Wells, or on lands unitized therewith, by Seller despite Seller's interest in and right to receive such volumes). If the total amount of overproduction (as so determined) exceeds the total amount of underproduction (as so determined) Buyer shall receive a Buyer's Credit equal to $2.00 per MMBtu times such excess. If the total amount of underproduction (as so determined) exceeds the total amount of overproduction (as so determined), Seller shall receive a Seller's Credit equal to $2.00 per MMBtu times such excess. Regardless of any other provision set forth in this Agreement, the overproduction set forth on Exhibit "H" with respect to PG&E shall remain an obligation of Seller's (and thus a Retained Obligation), and no adjustment shall be made under this Agreement for said overproduction.

          (c) Seller and Buyer or representatives of each shall determine the amount of the Hydrocarbons existing in storage tanks, gathering lines, pipelines, gasoline plants, and other facilities as of the Effective Date using the point or points of delivery to Seller's purchasers as a zero reference point (the "Existing Hydrocarbons"). Seller shall receive a Seller's Credit equal to the amount of proceeds actually received by Buyer attributable to such Existing Hydrocarbons.

          (d) No later than three (3) days prior to Closing, Seller shall furnish Buyer with an estimated accounting showing the estimated amount of Seller's Credits and the estimated amount of Buyer's Credits, subject to being finally adjusted within one hundred twenty (120) days after the Closing as hereinafter provided. An estimated credit due Seller shall increase the Purchase Price paid at Closing by that amount and an estimated credit due Buyer shall reduce the Purchase Price paid at Closing by that amount. The amount of the final credit, as adjusted, shall be paid in cash on final adjustment by the party owing it. If within one hundred twenty (120) days following Closing the parties are unable to agree as to whether an item of income or expense belongs in the period before or after the Effective Time, or is properly included in Seller's Credits or Buyer's Credits, or a dispute exists as to any other matters related to the existence, propriety or amount of any of such alleged credits, then such item or matter may be submitted for arbitration pursuant to the provisions of Article XVII hereof. Final settlement shall be made within fifteen (15) days following agreement by the Buyer and Seller or final determination by the arbitrator (which final determination shall be binding upon Buyer and Seller).

     3.3  Purchase Price Allocations.

          Seller and Buyer mutually agree to allocate the Purchase Price among the Assets as set forth in Exhibit "B" attached hereto. Seller and Buyer agree that said allocation as set forth in Exhibit "B" is the proper allocation of the Purchase Price in accordance with the fair market value of the Assets, and that said allocation of the Purchase Price of the Assets as set forth in Exhibit "B" shall apply for purposes of Sections 755 and 1060 of the Internal Revenue Code of 1986 (as amended and together with any regulations promulgated thereunder, the "Code"). Seller and Buyer agree (and each agrees to cause its affiliates) to report the federal, state and local income and other tax consequences of the transactions contemplated herein, and in particular to report the information required under Section 1060(b) of the Code (and any regulations promulgated thereunder), in a manner consistent with such allocation. Seller and Buyer further agree (and each agrees to cause its affiliates) to not take any tax position inconsistent with such allocation in connection with the examination of any of their tax returns, refund claims or litigation, investigations or other proceedings involving any of their tax returns. Seller and Buyer each further agree that they will not take any position inconsistent with this allocation in preparing financial statements, tax returns, reports to shareholders or government authorities or otherwise.

          Buyer and Seller each agree to furnish the other a copy of IRS Form 8594 (Asset Acquisition Statement under Section 1060 of the Code) as filed with the Internal Revenue Service by such party or any affiliate thereof, pursuant to Sections 755 and 1060 of the Code, as a result of the consummation of the transactions contemplated hereby, within thirty (30) days of the filing of such form with the Internal Revenue Service.


                                  ARTICLE IV.
                           SELLER'S REPRESENTATIONS
                           ------------------------

     4.1 Seller's Representations. Seller represents and warrants to Buyer as of the date hereof that:

          (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Seller is duly qualified pursuant to any and all applicable laws, statutes and regulations to own and operate the Assets;

          (b) Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents and agreements contemplated hereby, and to perform its obligations under this Agreement and the other documents and agreements contemplated hereby. Subject to Sections 8.1, 8.2, 18.1 and 18.2, the consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, any provision of Seller's charter, by-laws or governing documents or any material agreement or instrument to which it is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to Seller;

          (c) The execution, delivery and performance of this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite corporate action on the part of Seller;

          (d) This Agreement constitutes, and all documents and instruments required hereunder to be executed and delivered by Seller at Closing will constitute, legal, valid and binding obligations of Seller in accordance with their respective terms, subject to applicable bankruptcy and other similar laws of general application with respect to creditors;

          (e) There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by, or to the actual knowledge of the officers of Seller, threatened against Seller;

          (f) No broker or finder has acted for or on behalf of Seller in connection with this Agreement or the transactions contemplated by this Agreement, and no broker or finder is entitled to any brokerage or finder's fee or commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Seller;

          (g) Except as shown on Exhibit "E" hereto, there is no demand or suit, action or other proceeding pending in which Seller has been served with process, or to Seller's knowledge threatened, before any court or governmental agency which if adversely decided could reasonably be expected to have an adverse impact on the ability to close the transaction contemplated by this Agreement or to result in a material impairment or loss of title to any material part of the Assets taken as a whole or the value thereof taken as a whole or which might materially hinder or impede the operation of the Assets taken as a whole;

          (h) Except as shown on Exhibit "E" and as may be referred to in
Article XIV, Seller, to its knowledge, has not violated, and to Seller's knowledge there are no alleged violations by Seller of, any applicable rules, regulations or orders of any governmental agency having jurisdiction over the Assets which would affect in any material respect the ownership, operation, use or value of the Assets individually or collectively;

          (i) Seller is a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended;

          (j) To the best of Seller's knowledge, Seller is not in and has received no notice of any default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any statute, writ, injunction, order, judgment or decree of any Governmental Authority or any agreement, contract, lease, license or other instrument, which default or potential default might reasonably be expected to have a material adverse effect on the Assets, their ownership, operation or value;

          (k) To the best of Seller's knowledge, all wells located on the Assets have been drilled and operated, and all products sold in conformity with applicable Federal, State and local laws or regulatory provisions and Seller has not been notified of and is not aware of any possible violations thereof which might reasonably be expected to have a material adverse effect on the Assets.
To the best of its knowledge, Seller has complied in all material respects with all applicable laws and with all rules, regulations and orders of governmental agencies while operating the Assets and has obtained all material permits and governmental licenses and other material authorizations legally required to own and operate the Assets;

          (l) To the best of Seller's knowledge, all ad valorem, property, production, severance, income, franchise, sales, use or any other type of assessment or levy ("Taxes") relating to the Assets which are payable by and billed to Seller through the Effective Time and the Closing have been properly paid, and there are no tax liens upon, pending against, or, to the knowledge of Seller, threatened against any Asset sold or to be sold pursuant to this Agreement, except for those set forth in Exhibit "L";

          (m) There has been no material adverse change in: (i) the business or financial condition of Seller or (ii) the Assets, taken as a whole, and, to Seller's knowledge, no event has occurred or circumstances arisen which is reasonably expected to give rise to such a change. There is no fact known to Seller that has specific application to Seller or the Assets (other than general economic or industry conditions) which could have a material adverse effect on the Assets, their ownership, value or operation after the Effective Time that has not been set forth in this Agreement;

          (n) Except for those obligations set forth in Exhibit "G", there are no obligations or liabilities under outstanding authorities for expenditure or similar authorization to pay costs or expenses for drilling, completing, equipping, deepening, side tracking, reworking, plugging and abandonment or other material costs or expenses with respect to the ownership of the Assets, nor are there any obligations or commitments presently existing under which Seller's interest in the Assets will be altered due to the passage of time, the collection of a specified sum of money (including, for example, non-consent operations or back-in obligations) or other reason, except for those interests in the Assets specifically identified on Exhibit "A" as being "BPO" and "APO" and those obligations under AHC Agreement Nos. 5884, 6671, 6696, 6710, 6741 and 6742 as identified on Exhibit "K";

          (o) To the best of Seller's knowledge, the condition, use and operation of the Assets complies with all Environmental Laws in all material respects and, to the best of Seller's knowledge, after due inquiry, there presently exists no condition which may subject the owner of the Assets to potential liability, whether arising from such condition now or in the future, under any Environmental Law currently in effect;

          (p) Except as shown on Exhibit "H": (i) none of the Assets are subject to any contract or agreement providing for recoupment of sums paid in respect of take or pay gas purchase contracts or other similar provision such that the owner of the Assets will not receive the full amount of revenue from the sale of production attributable to the ownership interest therein and (ii) there exists no imbalance regarding production taken or marketed from the Assets or any portion thereof which could result in (1) a portion of Seller's interest in production therefrom to be taken or delivered after the Closing without Buyer receiving payment therefor and at the price it would have received absent such imbalance; (2) Buyer, after Closing, being obligated to make payment to any person or entity as a result of such imbalance; or (3) production being shut-in or curtailed after Closing due to non-compliance with allowables, production quotas, proration rules or similar orders or regulations of any governmental authorities;

          (q) There are no material contracts, agreements or instruments affecting the Assets, the transfer of which is restricted by third party agreement or applicable law. There are no material permits and other appurtenances affecting the Assets, the transfer of which is restricted by third party agreements or applicable law;

          (r) To Seller's knowledge, except as reflected on Exhibit "C", the Assets are not subject to any agreements containing preferential purchase rights or consent to assignment provisions that must be complied with prior to the assignments of the Assets to Buyer;

          (s) To Seller's knowledge (i) Seller is not in material default under any of the terms and provisions of the oil, gas and mineral leases that comprise the Assets or under any agreement to which the same are subject; and (ii) all royalties, rentals, and other payments due thereunder by Seller have been timely and properly paid in full on or before the due dates thereof;

          (t) No amount of Seller's Hydrocarbons produced from the properties and marketed by others is subject to a sales, transportation or processing contract (except for those contracts identified in Exhibit "J" and except for contracts terminable without penalty by Seller on not more than 30 days notice), no person has any call upon, option to purchase or similar rights under any agreements with respect to the Assets or the production therefrom. Seller has not in any respect collected, nor will Seller in any respect collect, any proceeds from the sale of Hydrocarbons produced from the Assets that are subject to refund by Buyer;

          (u) To Seller's knowledge, the only unrecorded agreements materially affecting the Assets are identified on Exhibit "K" hereto ("Contracts"), and Seller is not in material breach or default with respect to any of its obligations under any Contract; and

          (v) Except as to the Assets covered by AHC Agreement No. 6710 as specified on Exhibit "K", none of the Assets are subject to any tax partnership.


                                  ARTICLE V.
                            BUYER'S REPRESENTATIONS
                            -----------------------

     5.1 Buyer's Representations. Buyer represents and warrants to Seller as of the date hereof that:

          (a) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Buyer is or prior to Closing will be duly qualified pursuant to any and all applicable laws, statutes and regulations to own and operate the Assets;

          (b) It has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents and agreements contemplated hereby, to purchase the Assets on the terms described in this Agreement, and to perform its other obligations under this Agreement and the other documents and agreements contemplated hereby. Subject to Sections 18.1, and 18.2, the consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, any provision of Buyer's charter, by-laws or governing documents, or any material agreement or instrument to which Buyer is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer;

          (c) The execution, delivery and performance of this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite corporate action on the part of Buyer;

          (d) This Agreement constitutes, and all documents and instruments required hereunder to be executed and delivered by Buyer at Closing will constitute, legal, valid and binding obligations of Buyer in accordance with their respective terms, subject to bankruptcy and other similar laws of general application with respect to creditors;

          (e) There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by, or to the actual knowledge of the officers of Buyer, threatened against Buyer;

          (f) No broker or finder has acted for or on behalf of Buyer in connection with this Agreement or the transactions contemplated by this Agreement, and no broker or finder is entitled to any brokerage or finder's fee or commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Buyer;

          (g) Buyer is now or prior to Closing will be, and after Closing shall continue to be, qualified to own Federal and State oil, gas and mineral leases in all jurisdictions where any such Subject Interests are located, and the consummation of the transactions contemplated hereby will not cause Buyer to be disqualified as such an owner or to exceed any acreage limitation imposed by any law, statute, rule or regulation;

          (h) Buyer is directly engaged in the business of exploration and production of oil, gas or other valuable minerals and derives at least $5,000,000 of annual gross income from such business. Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement, the Assets and the value thereof. Buyer is acquiring the Assets for its own account and not for distribution or resale in any manner that would violate any state or federal securities law, rule, regulation or order. Buyer understands and acknowledges that, if any of the Assets were held to be securities, they would be restricted securities which must be held indefinitely; and

          (i) Buyer has arranged to have available by the Closing Date sufficient funds to enable the Buyer to pay in full the Purchase Price, together with all costs and expenses relative thereto, and otherwise to perform its obligations under this Agreement.


                                  ARTICLE VI.
                     ACCESS TO INFORMATION AND INSPECTION
                     ------------------------------------

     6.1 Title Files. Promptly after the execution of this Agreement and until the Closing Date, Seller shall permit Buyer and its representatives at reasonable times during normal business hours to examine, in Seller's offices, all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, check vouchers, payout statements and agreements pertaining to the Assets insofar as the same may now be in existence and in the possession of Seller.

     6.2 Other Files. Prior to Closing, Seller shall make available to Buyer for inspection by Buyer at reasonable times during normal business hours at their actual location, all accounting, revenue, marketing, transportation, processing, environmental, geological, geophysical, production and engineering books, records and data in possession of Seller, except such records or data which Seller is prevented by contractual obligations with third parties from disclosing; provided that in the event Seller is prohibited from making files or records available because of provisions of third party agreements, then Seller shall inform Buyer of the existence of such records, the parties thereto and the subject matter of such records.

     6.3 Confidentiality Agreement. All such information made available to Buyer shall be maintained confidential by Buyer as provided in that certain Confidentiality Agreement dated September 16, 1998, between Seller and Buyer, the terms of which are incorporated herein by reference and made a part of this Agreement. Buyer shall further take whatever reasonable steps may be necessary to ensure that Buyer's employees, consultants and agents comply with the provisions of this Article VI and the provisions of said Confidentiality Agreement.

     6.4 Inspections. Promptly after the execution of this Agreement, Seller, subject to third party operator approval which Seller will seek to obtain, shall permit Buyer and its representatives at reasonable times and at their sole risk, cost and expense, to conduct reasonable inspections of the Assets; provided, however, Buyer shall repair any damage to the Assets resulting from such inspections and Buyer does hereby indemnify and hold harmless Seller from and against any and all losses, costs, damages, obligations, claims, liabilities, expenses or causes of action arising from Buyer's inspection of the Assets, including, without limitation, claims for personal injuries, property damage and reasonable attorney's fees and further including claims arising in whole or part from Seller's negligence.


                                 ARTICLE VII.
                                     TITLE
                                     -----

     7.1 No Warranty or Representation. Seller shall convey Seller's interests in and to the Assets to Buyer subject to the Permitted Encumbrances and without any warranty of title, express or implied, except for special warranty against claims arising by, through or under Seller, as provided in the form of Assignment, Bill of Sale and Conveyance attached as Exhibit "F" hereto. Seller makes no warranty or representation, express or implied, with respect to the accuracy or completeness of the information, records and data now, heretofore or hereafter made available to Buyer in connection with this Agreement (including, without limitation, any description of the Assets, pricing assumptions, potential for production of Hydrocarbons from the Subject Interests or any other matters contained in any other material furnished to Buyer by Seller or by Seller's agents or representatives).

     7.2  Buyer's Title Review.

          (a) Immediately upon execution by both parties hereto of this Agreement Buyer may at Buyer's sole cost and expense commence and diligently pursue such examination of title to the Subject Interests as Buyer desires. Seller shall fully cooperate with Buyer and shall make available to Buyer at Seller's offices in Houston, Texas, all documents, records and material in Seller's possession (except to the extent disclosure of same is prohibited pursuant to agreements with third parties; provided that in the event Seller is prohibited from making files or records available because of provisions of third party agreements, then Seller shall inform Buyer of the existence of such records, the parties thereto and the subject matter of such records) and all assistance reasonably necessary to assist Buyer in determining the validity of Seller's title in and to the Subject Interests. In no event, however, does Seller warrant or represent the sufficiency, completeness or accuracy of such documents, records and materials, and Buyer's reliance thereon shall be at Buyer's sole risk and expense. No later than five (5) days prior to Closing, Buyer shall notify Seller of any Title Defects associated with such property in accordance with Section 7.3 below. To be effective, Buyer's written notice of a Title Defect must include (i) a brief description of the matter constituting the asserted Title Defect and (ii) supporting documents reasonably necessary for Seller (or a title attorney or examiner hired by Seller) to verify the existence of such asserted Title Defect. Any matters not described in a written notice of Title Defect which is delivered within the time frame set forth above shall conclusively be deemed to have been waived and accepted by Buyer, and shall be deemed Permitted Encumbrances hereunder.

          (b) Upon receipt of the notice set forth under Section 7.2(a) Seller shall have the right, but not the obligation, until the Closing Date to cure all or any portion of asserted Title Defects, such curative costs to be borne solely by Seller. If Buyer elects to waive or is deemed to have waived any asserted or unasserted Title Defects, such waived or unasserted Title Defects shall be deemed Permitted Encumbrances hereunder. If any Title Defect is not cured prior to Closing then the portion of the Assets affected by such Title Defect shall be deleted from the sale contemplated herein, and retained by Seller and the Purchase Price shall be reduced by the Allocated Value of the portion of the Assets affected by such Title Defect. Seller shall have 90 days following Closing within which to cure such Title Defect. If a Title Defect is cured by Seller during such 90 day period, Seller shall convey the portion of the Assets affected by such Title Defect to Buyer in consideration of the payment by Buyer to Seller of the Allocated Value thereof. In the event that any Title Defect is not cured within the 90 day period, then Seller shall retain the portion of the Assets affected by the Defect and the parties shall have no other obligation or liability hereunder with respect thereto. In the event Buyer and Seller are unable to agree upon the existence of an alleged Title Defect or amount of the downward adjustment of the Purchase Price attributable to a Title Defect for the purposes of the foregoing, then the same may be submitted to arbitration pursuant to the provisions of Article XVII.

     7.3 Title Defects. For the purposes of this Agreement, a portion of the Subject Interests shall be deemed to have a "Title Defect" if any one or more of the following statements is untrue with respect to such portion of the Subject Interests as of the Effective Time or the Closing Date:

          (i) Seller has Defensible Title thereto.

          (ii) All royalties, rentals, Pugh clause payments, shut-in gas payments and other payments due with respect to such portion of the Subject Interests have been properly and timely paid, except for payments held in suspense for title or other reasons which are reasonable and customary in the industry and which will not result in grounds for cancellation of Seller's rights in such portion of the Subject Interests.

          (iii) Except as set forth in any of the Exhibits hereto, Seller is not in default under the material terms of any of the Basic Documents respecting such portion of the Subject Interests which could (1) materially interfere with the ownership, operation, value or use thereof, (2) materially prevent Seller from receiving its proportionate share of the proceeds of production attributable to Seller's interest therein, or (3) result in cancellation of Seller's interest therein.

          (iv) There is no lien, charge, encumbrance, defect or objection (other than a Permitted Encumbrance) against, in or to Seller's title thereto or right or interest therein. There is no existing fact or circumstance relative to Seller's title which is of such significance that a reasonable and prudent person engaged in the business of the ownership, development and operation of oil and gas properties with knowledge of all the facts and appreciation of their legal significance would be unwilling to accept and pay for the Subject Interest or portion thereof which is affected thereby.

          7.4 Title Indemnification. Notwithstanding any other provisions of this Article VII, to the extent that all Title Defects have a cumulative value of less than 10% of the Purchase Price, then for any uncured Title Defect Seller shall have the option to execute and deliver to Buyer a title indemnity and, in such event, the relevant uncured Title Defect shall be deemed to be cured and removed for the purposes of this Agreement. In the event Seller elects to give such an indemnity, Seller shall hold harmless and keep Buyer indemnified from and against any and all liability, loss, costs (including legal fees and costs), suits, judgments, causes of action, claims or damages suffered by Buyer or arising or incurred in connection with or resulting from any uncured Title Defects with the intent that Buyer shall be placed in the same economic and financial condition as Buyer would have been in had Seller actually cured the Title Defect. No claim for indemnification of Buyer shall be made or be enforceable, whether by legal proceedings or otherwise, unless written notice of the claim, setting out reasonable details thereof is given by Buyer to Seller on or before January 1, 2004. Any indemnity given pursuant to this section shall not affect in any way the special warranty of title given by Seller in the Assignment or the obligations of Seller pursuant thereto.


                                 ARTICLE VIII.

                   PREFERENTIAL PURCHASE RIGHTS AND CONSENTS
                   -----------------------------------------

          8.1 Purchase Rights. Promptly after the execution hereof, Seller shall send such notices and other documents as may be required in order to satisfy the provisions of any agreement giving preferential purchase (or similar) rights to any third party on account of the execution of this Agreement or the transaction contemplated hereby. If a third party who has been offered an interest in a Subject Interest pursuant to a preferential right to purchase, elects prior to Closing to purchase all or part of such Subject Interest pursuant to the aforesaid offer, the interest or part thereof so affected will be eliminated from the Assets and the Purchase Price reduced by the portion of the Purchase Price allocated to such interest or part thereof under Section 3.3 hereof. If any preferential right is not exercised or waived or the time to exercise has not expired prior to Closing, then, at Buyer's election, (i) the Subject Interest affected thereby shall be removed from the Assets and the Purchase Price reduced by the Allocated Value thereof or (ii) Buyer shall purchase the Subject Interest without reduction to the Purchase Price. If Buyer chooses option (i), Seller shall have 90 days following Closing within which to obtain the required waiver. If the waiver is obtained by Seller during such 90 day period, Seller shall convey the portion of the Assets affected by such preferential right to Buyer in consideration of the payment by Buyer to Seller of the Allocated Value thereof. In the event that any waiver is not obtained within the 90 day period, then Seller shall retain the portion of the Assets affected by the preferential right and the parties shall have no other obligation or liability hereunder with respect thereto. If Buyer chooses option
(ii), and thereafter a third party elects to purchase all or a part of an interest in a Subject Interest subject to a preferential right to purchase and Closing has already occurred (and payment of the Purchase Price made to Seller) with respect to such interest, Buyer shall be obligated to convey said interest to such third party and shall be entitled to the consideration for the sale of such interest or part thereof.

     8.2 Consents. Seller shall use reasonable efforts, but without any obligation to incur any cost or expense in connection therewith, to obtain prior to Closing all consents to assignment applicable to any of the Assets. If a lessor or other third party who has the right to consent to the assignment of a portion of the Assets refuses such consent prior to Closing, or if a request for a consent to assign is outstanding as of Closing, then at the option of Buyer
(i) the interest or part thereof so affected will be eliminated from the Assets and the Purchase Price reduced by the portion of the Purchase Price allocated to such interest or part thereof under Section 3.3 hereof or (ii) Buyer shall accept the assignment thereof. If Buyer chooses option (i), Seller shall have 90 days following Closing within which to obtain the required consent. If the consent is obtained by Seller during such 90 day period, Seller shall convey the portion of the Assets affected by such consent requirement to Buyer in consideration of the payment by Buyer to Seller of the Allocated Value thereof. In the event that any consent is not obtained within the 90 day period, then Seller shall retain the portion of the Assets affected by the consent requirement and the parties shall have no other obligation or liability hereunder with respect thereto.


                                  ARTICLE IX.
                              COVENANTS OF SELLER
                              -------------------

     9.1 Covenants of Seller Pending Closing. From and after the Effective Time of this Agreement and until the Closing, except as otherwise provided in this Agreement or as consented to by Buyer in writing and subject to Section 9.2 below and the terms of applicable operating and other agreements, Seller shall:

          (a) Subject to Seller's right to obtain Seller's Credits pursuant to
Section 3.2, continue to operate the Assets in a good and workmanlike manner consistent with industry standards and past practices;

          (b) Maintain in full force and effect all policies of insurance covering the Assets now maintained by Seller;

          (c) Use reasonable efforts to preserve in full force and effect all material leases, operating agreements, easements, rights-of-way, permits, licenses, contracts and other material agreements included in the Incidental Rights which relate to the Assets and perform all material obligations of Seller in or under any such agreement relating to such Assets;

          (d) Use Seller's reasonable efforts to maintain its relationships with suppliers, customers and others having material business relations with Seller with respect to the Assets so that they will be preserved for Buyer on and after the Closing Date;

          (e) Not enter into any agreement or arrangement granting any preferential right to purchase any of the Assets or requiring the consent of any person to the transfer and assignment of any of the Assets hereunder, except in connection with the performance by Seller of an obligation or agreement existing on the date hereof or pursuant to this Agreement, not enter into any material modification or amendment to any Basic Document and not agree to participate in any operation for drilling, reworking, deepening, plugging and abandonment or other capital expenditure the cost of which exceeds $50,000 to the Seller's interest;

          (f) Not dedicate, sell, farm out, encumber or dispose (or enter into discussions with any third party with respect to any of the foregoing) of any Assets without Buyer's written consent except sales of oil and gas production in the ordinary course of business; and

          (g) Maintain all material equipment included in the Assets in accordance with customary industry operating practices and procedures.

     Notwithstanding the other provisions of this Article IX, (i) Seller may take any action with respect to the Assets if reasonably necessary under emergency circumstances and provided Buyer is notified as soon thereafter as reasonably practical, (ii) Seller shall have no liability to Buyer for the incorrect payment of delay rentals, royalties, shut-in royalties or similar payments or for any failure to pay any such payments through mistake or oversight (including Seller's negligence but not including Seller's gross negligence or willful misconduct). Any consent requested of Buyer with respect to the matters covered by this Article IX shall not be unreasonably withheld or action with respect thereto unduly delayed.

     9.2  Limitations on Seller's Covenants Pending Closing.

          (a) To the extent Seller is not the operator of any of the Assets, the obligations of Seller in Section 9.1 above, which have reference to operations or activities which normally or pursuant to existing contracts are carried out or performed by the operator, shall be construed to require only that Seller use reasonable efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator of such Assets to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

          (b) Notwithstanding anything to the contrary in this Article IX, should Seller not wish to pay any lease rental or other payment or participate in any reworking, deepening, drilling, completion, equipping or other operation on or with respect to any well or other Asset which may otherwise be required by
Section 9.1 above, Seller shall give Buyer written notice thereof as soon as reasonably practicable after Seller receives notice thereof from the operator of such property (or if Seller is the operator, after Seller gives written notice thereof to the non-operators of such property); and Seller shall not be obligated to make any such payment or to elect to participate in any such operation which Seller does not wish to make or participate in unless Seller receives from Buyer, within a reasonable time prior to the date when such payment or election is required to be made by Seller, (i) the written election and agreement of Buyer to require Seller to take such action and to indemnify Seller therefrom and (ii) all funds necessary for such action. Notwithstanding the foregoing, Seller shall not be obligated to pay any lease rental or other payment or to elect to participate in any operation if the third party operator of the property involved recommends that such action not be taken. If Buyer advances any funds pursuant to this Section 9.2(b) and the Assets to which such payments relate are not conveyed to Buyer at Closing, and Seller does not reimburse Buyer for all advances made by Buyer with respect to such Assets pursuant to this Section 9.2(b) within thirty (30) days after this Agreement terminates with respect to such Assets, then (i) Buyer shall own and be entitled to any right of Seller that would have lapsed but for such payment, and (ii) in the case of operations, Buyer shall be entitled to receive the penalty which Seller, as nonconsenting party, would have suffered under the applicable operating agreement with respect to such operations as if Buyer were a consenting party thereunder.


                                  ARTICLE X.
                              CLOSING CONDITIONS
                              ------------------

    10.1 Seller's Closing Conditions. The obligations of Seller under this Agreement are subject, at the option of Seller, to the satisfaction at or prior to the Closing of the following conditions:

          (a) All representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and satisfied all covenants, obligations and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing;

          (b) Seller shall have received a certificate dated as of the Closing, executed by a duly authorized officer of Buyer, to the effect that to such officer's knowledge the statements made under Article V above are true at and as of the Closing;

          (c) Except for approvals covered by Section 18.1 hereof, all necessary consents of and filings with the Federal Trade Commission and any other state or federal governmental authority or agency relating to the consummation of the transactions contemplated by this Agreement shall have been obtained, accomplished or waived, and the applicable waiting periods prescribed in connection with the Hart-Scott-Rodino Act shall have elapsed or terminated (by early termination or otherwise) since the dates of the filings by the parties with respect thereto; and

          (d) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Seller) shall be pending or threatened before any court or governmental agency seeking to restrain Seller or prohibit the Closing or seeking damages against Seller as a result of the consummation of this Agreement.

     10.2 Buyer's Closing Conditions. The obligations of Buyer under this Agreement are subject, at the option of Buyer, to the satisfaction at or prior to the Closing of the following conditions:

          (a) All representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and satisfied all covenants, obligations and agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing;

          (b) Buyer shall have received a certificate dated as of the Closing, executed by a duly authorized officer of Seller, to the effect that to such officer's knowledge the statements made under Article IV above by Seller are true at and as of the Closing;

          (c) Except for approvals covered by Section 18.1 hereof, all necessary consents and filings with the Federal Trade Commission and any other state or federal governmental authority or agency relating to the consummation of the transactions contemplated by this Agreement shall have been obtained, accomplished or waived, and the applicable waiting periods prescribed in connection with the Hart-Scott-Rodino Act shall have elapsed or terminated (by early termination or otherwise) since the dates of the filings by the parties with respect thereto; and

          (d) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Buyer) shall be pending or threatened before any court or governmental agency seeking to restrain Buyer or prohibit the Closing or seeking damages against Buyer as a result of the consummation of this Agreement.

          10.3 Purchase Price Threshold. Either party shall be entitled, at its option, to terminate this Agreement in the event Purchase Price adjustments arising from Title Defects, preferential purchase rights, consents to assign, Environmental Defects, casualty losses or condemnations are greater than twenty percent (20%) of the Purchase Price.

                                  ARTICLE XI.
                                    CLOSING
                                    -------

    11.1 Closing. The closing of this transaction (the "Closing") shall be held at 10:00 a.m., Central Standard Time, at the offices of Seller at One Allen Center, 500 Dallas Street, Houston, Texas, on January 15, 1999, or at such other date or place as the parties may agree in writing (herein called "Closing Date"). Regardless of when the Closing shall occur, Closing shall be effective with respect to each Asset as of the Effective Time.

    11.2 Seller's Closing Obligations. At Closing (except Seller shall have a period of twenty-one (21) days after the Closing for items e, f and g), Seller shall deliver to Buyer the following:

          (a) The Assignments, Bills of Sale and Conveyances substantially in the form attached hereto as Exhibit "F" and such other documents as may be reasonably necessary to convey all Seller's interest in the Assets to Buyer in accordance with the provisions hereof;

          (b) The certificate of Seller referred to in Section 10.2(b) hereof;

          (c) Evidence of Seller's compliance with the Hart-Scott-Rodino Act (if necessary);

          (d) Transfer or division orders, or letters-in-lieu thereof, to be effective at the Effective Time in the form required by the purchasers of the Hydrocarbons from the producing properties;

          (e) All title opinions, abstracts of title, lease records, data sheets, status and other reports pertaining to the Subject Interests heretofore received by Seller or to which Seller has access;

          (f) All of the Basic Documents, and the files pertaining thereto, and all other contracts, documents and files affecting title to the Subject Interests to which Seller has access; and

          (g) All lease files, land files, well files, gas and oil sales contract files, gas processing files, division order files, abstracts, title opinions, and all other books, files and records information and data, except insofar as Seller is prevented from transferring same by contractual obligations to third parties or applicable law.

    11.3 Buyer's Closing Obligations. At Closing, Buyer shall deliver to Seller the following:

          (a) The Purchase Price subject to such adjustments, if any, as are expressly provided for in this Agreement) in immediately available funds to Seller as provided in Section 3.1 hereof (or to such other account within the continental United States of America designated by Seller to Buyer at least five
(5) days prior to the Closing Date);

          (b) The certificate of Buyer referred to in Section 10.1(b) hereof;
and

          (c) Evidence of Buyer's compliance with the Hart-Scott-Rodino Act (if necessary).


                                 ARTICLE XII.
                               EFFECT OF CLOSING
                               -----------------

         12.1 Revenues. To the extent not included in the reimbursements under Section 3.2 hereof, all proceeds, accounts receivable, notes receivable, revenues, monies and other items included in or attributable to the Excluded Assets and all other Excluded Assets shall belong to and be paid over to Seller and all other proceeds, accounts receivable, notes receivable, revenues, monies and other items relating to the period of time after the Effective Time and included in or attributable to the Assets shall belong to and be paid over to Buyer.

    12.2  Taxes.
          -----

          (a) Apportionment of Ad Valorem and Property Taxes. All ad valorem, real property taxes and personal property taxes, including interest and penalties attributable thereto (hereinafter "Property Taxes"), attributable to the Assets with respect to the tax assessment period ("Tax Period") during which the Effective Time occurs shall be apportioned as of the Effective Time between Seller and Buyer, with Seller paying a fraction thereof based upon the number of days in the Tax Period prior to the Effective Time and Buyer paying a fraction thereof based upon the number of days in the Tax Period after the Effective Time. The owner of record on the assessment date shall file or cause to be filed all required reports and returns incident to the Property Taxes and shall pay or cause to be paid to the taxing authorities all Property Taxes relating to the Tax Period during which the Effective Time occurs. If Seller is the owner of record on the assessment date, then Buyer shall pay to Seller Buyer's pro rata portion of Property Taxes within thirty (30) days after receipt of Seller's invoice therefor, except to the extent taken into account as an adjustment to the Purchase Price pursuant to Section 3.2. If Buyer is the owner of record as of the assessment date then Seller shall pay to Buyer Seller's pro rata portion of Property Taxes within thirty (30) days after receipt of Buyer's invoice therefor, except to the extent taken into account as an adjustment to the Purchase Price pursuant to Section 3.2.

          (b) Sales Taxes. The Purchase Price provided for hereunder excludes, and Buyer shall be liable for, any Transfer Taxes (as defined below) required to be paid in connection with the sale of the Assets pursuant to this Agreement.
To the extent required by applicable law, Seller shall collect and remit any Transfer Taxes that are required to be paid as a result of the transfer of the Assets by Seller to the Buyer. If the transfer of the Assets pursuant to this

Agreement is exempt from any Transfer Taxes, Buyer shall, at Closing, provide Seller with properly executed exemption certificates or other documentation acceptable under applicable law. As used here, the term "Transfer Taxes" shall mean any sales, use, excise, stock, stamp, document, filing, recording, registration, authorization and similar taxes, fees and charges.

          (c) Other Taxes. With the exception of income and franchise taxes, all other federal, state and local taxes (including interest and penalties attributable thereto) on the ownership or operations of the Assets which are imposed with respect to periods or portions of periods prior to the Effective Time shall be paid by Seller and all such taxes imposed with respect to periods or portions of periods beginning on or after the Effective Time shall be paid by Buyer.

          (d) Cooperation. After the Closing, each party to this Agreement shall provide the other party with reasonable access to all relevant documents, data and other information (other than that which is subject to any attorney-client privilege) which may be required by the other party for the purpose of preparing tax returns, filing refund claims and responding to any audit by any taxing jurisdiction. Each party to this Agreement shall cooperate with all reasonable requests of the other party made in connection with contesting the imposition of taxes. Notwithstanding anything to the contrary in this Agreement, neither party to this Agreement shall be required at any time to disclose to the other party any Tax Return or other confidential tax information. Except where disclosure is required by applicable law or judicial order, any information obtained by a party pursuant to this Section 12.2(d) shall be kept confidential by such party, except to the extent disclosure is required in connection with the filing of any Tax Returns or claims for refund or in connection with the conduct of an audit, or other proceedings in response to an audit, by a taxing jurisdiction.

    12.3  Expenses. To the extent not included in the reimbursements under
Section 3.2 hereof or in the Assumed Obligations, all accounts payable and other costs and expenses (other than taxes described in Section 12.2) with respect to the Seller's interest in the Assets which are attributable under the cash basis of accounting to the period prior to the Effective Time shall be the obligation of and be paid by Seller, and those which are attributable under the cash basis of accounting to the period commencing with the Effective Time, as well as all Assumed Obligations, shall be the obligation of and be paid by Buyer.

    12.4 Shared Obligations. If monies are received by any party hereto which, under the terms of this Article XII, belong to another party, the same shall immediately be paid over to the proper party. If an invoice or other evidence of an obligation is received which under the terms of this Article XII is partially the obligation of Seller and partially the obligation of Buyer, then the parties shall consult each other and each shall promptly pay its portion of such obligation to the obligee, provided that if either party hereto shall fail promptly to pay its portion of such obligation to the obligee, the other party hereto shall have the right (but not the obligation) to pay such portion of such obligation, whereupon the defaulting party shall promptly reimburse such other party for the defaulting party's portion so paid, plus interest on said amounts until reimbursed, at a rate equal to the prime rate plus 3%.

     12.5 Seller Operated Assets. It is expressly understood and agreed that Seller shall not be obligated to continue operating any of the Assets following the Closing and Buyer hereby assumes full responsibility for operating (or causing the operation of) all Assets following the Closing. Seller will assist Buyer in obtaining the approval of the working interest owners in each applicable well or unit to the substitution of Buyer as Operator in place of Seller. Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor Operator to Seller since such wells or units may be subject to operating or other agreements that control the appointment of a successor operator. Without implying any obligation on Seller's part to continue operating any Assets after the Closing, if Seller continues to operate any Assets following the Closing at the request of Buyer or due to constraints of applicable operating agreements, failure of a successor operator to take over operations or other reasonable cause, such continued operation by Seller shall be for the account of Buyer, at the sole risk, cost and expense of Buyer, and Seller, as part of the Assumed Obligations, is hereby released and indemnified by Buyer from all claims, losses, damages, costs, expenses, causes of action and judgments of any kind or character (INCLUDING SELLER'S NEGLIGENCE BUT NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) with respect to such continued operations by Seller. In connection with any such continued operation of the Assets by Seller, Seller shall be reimbursed by Buyer for all costs and expenses incurred by Seller with respect thereto, including a charge for overhead in the same manner as provided in the calculation of Seller's Credits for the period prior to the Closing. In the event that Seller continues operating any Assets after Closing pursuant to this Section 12.5, Buyer and Seller shall enter into a mutually agreed upon nominee agreement which will contain the release, indemnification and reimbursement provisions set forth in this Section 12.5 and will further provide that, with respect to any Assets affected thereby, Seller shall act as Buyer's nominee but shall be authorized to act only upon and in accordance with Buyer's specific written instructions and Seller shall have no authority, responsibility or discretion to perform any tasks or functions with respect to such Assets other than those which are purely administrative or ministerial in nature, unless otherwise specifically requested and authorized by Buyer in writing.

     12.6 Royalty Accounts. Seller shall fund and pay over to Buyer at Closing the Royalty Accounts existing with respect to Seller-operated Subject Interests or any other Subject Interests as to which Seller is responsible for the disbursement of the sales proceeds of Hydrocarbon production to the persons entitled thereto. At Closing, Buyer assumes the obligation to correctly, properly and timely disburse to the persons entitled thereto all monies comprising the Royalty Accounts.


                                 ARTICLE XIII.
                           SETTLEMENT OF PRORATIONS
                           ------------------------

    13.1 Accounting. No later than three (3) days prior to Closing, Seller shall furnish Buyer with an estimated accounting showing in reasonable detail the prorating of any amounts described in and subject to Article XII of this Agreement. If pursuant to such estimated accounting either Seller or Buyer shall owe any obligation to the other which is not included in the reimbursements under Section 3.2, then the Purchase Price paid at Closing shall be further adjusted to reflect such charges and credits which are necessary to accomplish such adjustment. Promptly after the Closing Date (but not later than one hundred twenty (120) days thereafter), Seller shall furnish Buyer with a final accounting showing in reasonable detail the prorating of any amounts described in and subject to Article XII hereof.

    13.2 Settlement of Disputes. If within thirty (30) days after Seller furnishes such final accounting to Buyer, Buyer and Seller are unable to agree on such final accounting or the adjustments provided for in Section 3.2 hereof, then either Seller or Buyer may submit such proration or allocation dispute to arbitration pursuant to Article XVII hereof. Final settlement shall be made within ten (10) business days following agreement by the Buyer and Seller or final determination by the arbitrator. All determinations and adjustments with respect to allocating items to the periods before or after the Effective Time shall be in accordance with GAAP.


                                 ARTICLE XIV.
                                 ENVIRONMENTAL
                                 -------------

    14.1 Availability of Data to Buyer; Access to Buyer. Immediately following the execution hereof, Seller shall make available to Buyer all of Seller's files regarding the Assets and their environmental condition or compliance with Environmental Laws, to the extent available and to the extent Seller is authorized to disclose same (excepting documents subject to confidentiality restrictions or legal privilege, and also excepting any proprietary interpretative data). Buyer shall have the right following the execution of this Agreement by both parties to conduct an environmental assessment of the Assets, at its own risk and expense.

          In connection therewith, Seller will provide Buyer (and its representatives) with reasonable access to the Assets operated by Seller to conduct the environmental assessment; provided that Seller may require Buyer and its representatives to comply with Seller's safety procedures and execute an Environmental Testing and Confidentiality Agreement in a form attached as Exhibit "M" prior to performing any such assessment. Buyer shall provide Seller two (2) days written notice of a desired date(s) for such assessment, the proposed locations, and the anticipated scope of any testing or other activities. Seller shall have the right to be present during any assessment and, if any testing is conducted, Seller may require splitting of all samples. Buyer shall provide Seller copies of all reports, results, data and analyses in connection therewith, within three days of Buyer's receipt of same.

    14.2 Notice of Environmental Defect. Buyer shall, as soon as possible, but in no event later than five (5) days prior to Closing (the "Notice Date"), give written notice to Seller specifying all Environmental Defects, which notice shall describe the alleged Environmental Defect with particularity and include all information in the possession of or used by Buyer to determine the existence of or otherwise related to such alleged Environmental Defect, and shall also state the alleged Environmental Defect Amount. For purposes hereof " Environmental Defect Amount" shall mean an estimate of the costs to cure such Environmental Defect. Failure by Buyer to timely assert an Environmental Defect shall be deemed an election by Buyer to waive such Environmental

Defect and to accept and pay for the Assets notwithstanding the effect of the uncured Environmental Defect.

    14.3 Environmental Defect; Remedy. Seller shall have the right to elect within its sole discretion whether or not to attempt to cure any asserted Environmental Defect. If any Environmental Defect is not cured prior to Closing then Buyer shall have the option, exercisable in its discretion, to: (i) refuse to accept an assignment of the portion of the Assets affected by such Environmental Defect or (ii) accept an assignment of the portion of the Assets affected by such Environmental Defect with a reduction in the Allocated Value thereof to be paid to Seller by an amount equal to the cost of remediation of the Environmental Defect, not to exceed, however, the Allocated Value of the affected portion of the Assets. In the event Buyer refuses to accept an assignment of the portion of the Assets affected by such Environmental Defect the portion of the Assets affected by such Environmental Defect shall be deleted from the sale contemplated herein and retained by Seller and the Purchase Price reduced by the Allocated Value thereof. Seller shall have 90 days following Closing within which to cure such Environmental Defect. If an Environmental Defect is cured by Seller during such 90 day period, Seller shall convey the portion of the Assets affected by such Environmental Defect to Buyer in consideration of the payment by Buyer to Seller of the Allocated Value thereof. In the event that any Environmental Defect is not cured within the 90 day period, then Seller shall retain the portion of the Assets affected by the Environmental Defect and the parties shall have no other obligation or liability hereunder with respect thereto. If any dispute exists as to the validity of any alleged Environmental Defect or the correctness of any Environmental Defect Amount or any other related matter, then such disputed item or matter may be submitted to arbitration pursuant to Article XVII hereof.


                                  ARTICLE XV.
                        CASUALTY LOSS AND CONDEMNATION
                        ------------------------------

    15.1 If after the date of execution hereof and prior to the Closing any part of the Assets shall be destroyed by fire or other casualty or if any part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, this Agreement shall remain in full force and effect notwithstanding any such destruction, taking or proceeding or the threat thereof.

    15.2 Proceeds and Awards. In the event of any loss described in Section 15.1, at the election of Buyer Seller shall either (i) at the Closing pay to Buyer all sums paid to Seller by reason of such destruction less any unreimbursed costs and expenses incurred by Seller in collecting same, or (ii) commit, use, or apply such sums (less any unreimbursed costs and expenses incurred by Seller in collecting same) to repair, restore or replace such damaged or taken Assets. To the extent the insurance proceeds, condemnation awards or other payments are not committed, used or applied by Seller prior to the Closing Date to repair, restore or replace such damaged or taken Assets, Seller shall at the Closing pay to Buyer all sums paid to Seller by reason of such destruction or taking, less any unreimbursed costs and expenses incurred by Seller in collecting same. In addition and to the extent such proceeds, awards or payments have not been committed, used or applied by Seller in repair, restoration or replacement as aforesaid,

Seller shall assign, transfer and set over unto Buyer, without recourse against Seller, all of the right, title and interest of Seller in and to any claims against third parties with respect to the event or circumstance causing such loss and any unpaid insurance proceeds, condemnation awards or other payments arising out of such destruction or taking, less any unreimbursed costs and expenses incurred by Seller in collecting same. Any such funds which have been committed by Seller for repair, restoration or replacement as aforesaid shall be paid by Seller for such purposes or, at Seller's option, delivered to Buyer upon Seller's receipt from Buyer of adequate assurance and indemnity from Buyer that Seller shall incur no liability or expense as a result of such commitment. Notwithstanding anything to the contrary in this Section 15.2, Seller shall not be obligated to carry or maintain, and shall have no obligation or liability to Buyer for its failure to carry or maintain, any insurance coverage with respect to any of the Assets, except as required by Section 9.1(b). Notwithstanding the foregoing, in the event the proceeds collected under insurance policies or from third parties is insufficient to reimburse the owner of the damaged portion of the Assets for the value thereof or to permit repair, replacement or restoration thereof and the shortfall for all incidents arising under this provision exceeds $100,000, then Seller shall have the option, to be exercised prior to Closing within its sole discretion, to pay to Buyer or pay for repair, replacement or restoration the amount of the shortfall. If Seller elects not to pay such shortfall, then Buyer shall have the option, to be exercised within its sole discretion, to refuse to purchase that portion of the Assets adversely impacted by such casualty event and, in such case, such portion shall be removed from this transaction and the Purchase Price reduced by the Allocated Value thereof.


                                 ARTICLE XVI.
                             DEFAULT AND REMEDIES
                             --------------------

    16.1 Seller's Remedies. Upon failure of Buyer to comply herewith by the Closing Date, as it may be extended in accordance herewith, Seller, at its sole option, may terminate this Agreement and, subject to the provisions of Section 3.1, retain the portion of the Deposit provided for in Section 3.1, together with any interest earned on such portion, as liquidated damages, all other remedies (except as expressly retained in Section 16.3) being expressly waived and released by Seller. SELLER AND BUYER ACKNOWLEDGE THAT THE EXTENT OF DAMAGES TO SELLER OCCASIONED BY ANY BREACH OR DEFAULT BY BUYER WOULD BE IMPOSSIBLE OR EXTREMELY DIFFICULT TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES UNDER THE CIRCUMSTANCES.

    16.2 Buyer's Remedies. Upon failure of Seller to comply herewith by the Closing Date, as it may be extended in accordance herewith, Buyer, at its sole option, may (i) enforce specific performance; (ii) pursue any claim for damages (not including, however, any exemplary, punitive, special, indirect, consequential, remote or speculative damages)); or (iii) terminate this Agreement and receive back the Deposit together with any interest earned thereon, all other remedies (except as expressly retained in Section 16.3) being expressly waived and released by Buyer.

    16.3 Other Remedies. Notwithstanding the foregoing, termination of this Agreement shall not prejudice or impair Buyer's obligations under Sections 6.3 (and the Confidentiality Agreement referenced therein), 6.4 and 9.2(b) and such other portions of this Agreement as are necessary to the enforcement and construction of Sections 6.3, 6.4 and 9.2(b). The prevailing party in any proceeding brought under or to enforce this Agreement shall be additionally entitled to recover costs and reasonable attorney's fees from the non-prevailing party as determined in the discretion of the arbitrator.


                                 ARTICLE XVII.
                                  ARBITRATION
                                  -----------

    17.1 Binding Arbitration. On the request of any Party whether made before or after the institution of any legal proceeding, any action, dispute, claim or controversy of any kind now existing or hereafter arising between any of the Parties in any way arising out of, pertaining to or in connection with this Agreement (a "Dispute") shall be resolved by binding arbitration in accordance with the terms hereof. Any Party may, by summary proceedings, bring an action in court to compel arbitration of any Dispute.

    17.2 Governing Rules. Any arbitration shall be administered by the American Arbitration Association (the "AAA") in accordance with the terms of this Article XVII, the Commercial Arbitration Rules of the AAA, and, to the maximum extent applicable, the Federal Arbitration Act. Judgment on any award rendered by an arbitrator may be entered in any court having jurisdiction.

    17.3 Arbitrators. Any arbitration shall be conducted before one arbitrator. The arbitrator shall be a person who is knowledgeable in the subject matter of the Dispute selected by agreement between the Parties. If the Parties cannot agree on an arbitrator within thirty (30) days after the request for an arbitration, then either Party may request the AAA to select an arbitrator. The arbitrator may engage engineers, accountants or other consultants that the arbitrator deems necessary to render a conclusion in the arbitration proceeding.

    17.4 Conduct of Arbitration. To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within one hundred eighty
(180) days of the filing of the Dispute with the AAA. Arbitration proceedings shall be conducted in Houston, Texas. Arbitrators shall be empowered to impose sanctions and to take such other actions as the arbitrators deem necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law. At the conclusion of any arbitration proceeding, the arbitrator shall make specific written findings of fact and conclusions of law. The arbitrator shall have the power to award recovery of all costs and fees to the prevailing Party. Each Party agrees to keep all Disputes and arbitration proceedings strictly confidential except for disclosure of information required by applicable law.

    17.5 Costs of Arbitration. All fees of the arbitrator and any engineer, accountant or other consultant engaged by the arbitrator, shall be paid by Buyer and Seller equally unless otherwise awarded by the arbitrator.


                                ARTICLE XVIII.
                                 MISCELLANEOUS
                                 -------------

    18.1 Certain Governmental Consents. At the Closing, Seller shall execute and deliver to Buyer such assignments of Federal and State leases as require consent to assignment, on the forms required by the governmental agency having jurisdiction thereof. Seller and Buyer will use reasonable efforts after Closing to obtain approval of such assignments.

    18.2 Antitrust Laws. This Agreement is subject in all respects to and conditioned upon compliance by the parties with Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart-Scott-Rodino Act"), and rules and regulations promulgated pursuant thereto, to the extent that said act, rules and regulations are applicable to the transaction or transactions contemplated by this Agreement. Buyer and Seller agree to make such filings with and provide such information to the Federal Trade Commission and the Department of Justice with respect to the transactions contemplated by this Agreement as are required in connection with the Hart-Scott-Rodino Act sufficiently in advance of the Closing Date to permit the lapse of the normal waiting periods prescribed in connection with the Hart-Scott-Rodino Act prior to the Closing Date.

    18.3 Public Announcements. The parties hereto agree that prior to making any public announcement or statement with respect to the transaction contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other party hereto and exercise reasonable efforts to (i) agree upon the text of a joint public announcement or statement to be made by both of such parties or (ii) obtain approval of the other party hereto to the text of a public announcement or statement to be made solely by Seller or Buyer, as the case may be. Nothing contained in this paragraph shall be construed to require either party to obtain approval of the other party hereto to disclose information with respect to the transaction contemplated by this Agreement to any state or federal governmental authority or agency to the extent required by applicable law or by any applicable rules, regulations or orders of any governmental authority or agency having jurisdiction or necessary to comply with disclosure requirements of the New York Stock Exchange and applicable securities laws.

    18.4 Filing and Recording of Assignments, etc. Buyer shall be solely responsible for all filings and recording of assignments and other documents related to the Assets and for all fees connected therewith, and upon request Buyer shall advise Seller of the pertinent recording data. Seller shall not be responsible for any loss to Buyer because of Buyer's failure to file or record documents correctly or promptly. Buyer shall promptly file all appropriate forms, declarations or bonds with Federal, State and Indian agencies relative to its assumption of operations and Seller shall cooperate with Buyer in connection with such filings.

    18.5 Retention and Assumption of Liabilities; Indemnity. Buyer agrees to assume and pay, perform, fulfill and discharge all Assumed Obligations, and agrees to release, indemnify, defend and hold Seller its officers, directors, employees, agents, representatives, affiliates, subsidiaries and successors harmless from and against any and all claims, losses, damages, costs, expenses, causes of action or judgments of any kind or character with respect to all liabilities and obligations or alleged or threatened liabilities and obligations, including, without limitation, any interest, penalty, reasonable attorney's fees and other costs and expenses incurred in connection therewith or the defense thereof, attributable to or arising out of (i) the Assumed Obligations, or the breach by Buyer of any of its representations and warranties or covenants or obligations set forth herein. Seller agrees to retain and pay, perform, fulfill and discharge all Retained Obligations, and agrees to release, indemnify, defend and hold Buyer its officers, directors, employees, agents, representatives, affiliates, subsidiaries and successors harmless from and against any and all claims, losses, damages, costs, expenses, causes of action or judgments of any kind or character with respect to all liabilities and obligations or alleged or threatened liabilities and obligations, including, without limitation, any interest, penalty, reasonable attorney's fees and other costs and expenses incurred in connection therewith or the defense thereof, attributable to or arising out of (i) the Retained Obligations, or the breach by Seller of any of its representations and warranties or covenants or obligations set forth herein. Each party expressly waives all rights and benefits which it may have under Civil Code Section 1542 of the State of California as to the foregoing mutual releases. With respect to operations committed to by Seller and commenced prior to the Effective Time, but not completed until after the Effective Time, the costs accruing with respect thereto prior to the Effective Time shall be the obligation of Seller and the costs accruing with respect thereto after the Effective Time shall be the obligation of Buyer. Without limiting the parties' respective representations in Sections 4.1(f) and 5.1(f) hereof, each party hereby agrees to indemnify and hold the other harmless from and against any claim for a brokerage or finder's fee or commission in connection with this Agreement or the transactions contemplated by this Agreement to the extent such claim arises from or is attributable to the actions of such indemnifying party, including, without limitation, any and all losses, damages, attorney's fees, costs and expenses of any kind or character arising out of or incurred in connection with any such claim or defending against the same.

    18.6  Indemnification Procedures.
          --------------------------

          (a) Within sixty (60) days (or fifteen (15) days if a Claim involves a lawsuit) after any Party (the "Indemnified Party") becomes aware of facts giving rise to a Claim by it for indemnification pursuant to this Article XVIII, and prior to the expenditure or approval of the expenditure of any funds, such Indemnified Party will provide notice thereof in writing (a "Claim Notice") to the Party owing such indemnification (the "Indemnifying Party") specifying the nature and specific basis for such Claim and a copy of all papers served with respect to such Claim (if any). For purposes of this Section, receipt by the Indemnified Party of written notice of any demand, assertion, claim, action or proceeding (judicial, administrative or otherwise) by or from any person or entity other than a party to this Agreement or any affiliate thereof which gives rise to a Claim on behalf of such party shall constitute the discovery of facts giving rise to a Claim by it and shall require prompt notice of the receipt of such matter as provided in the first sentence of this Section. Each Claim Notice shall set forth a reasonable description of the Claim as Seller shall then have and shall contain a statement to the effect that Seller is making a Claim pursuant to and formal demand for indemnification under, this Section 18.6. The Claim Notice must set forth the particular provision in the Agreement pursuant to which such indemnification Claim is made.

          (b) The indemnifications provided by this Agreement are expressly subject to the following:

              (i) In case any legal proceeding or claim, including any investigatory proceeding, is brought or made against the Indemnified Party in a manner for which indemnification may be provided, the Indemnified Party shall promptly notify the Indemnifying Party with the delivery of the Claim Notice. The Indemnifying Party shall have the right to control and assume the defense of any such legal proceeding or claim, including the employment of counsel satisfactory to the Indemnifying Party. If the Indemnifying Party controls and assumes the defense of any proceeding or claim, the Indemnified Party shall have the right to employ separate counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless the representation of both parties by the same counsel would be inappropriate due to any actual or potential conflicts of interest. The Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys at any one time for the Indemnified Party in connection with any one legal proceeding or claim or substantially similar related proceedings and claims.

              (ii) Notwithstanding anything of the contrary in Section (i) above, the Indemnified Party shall be entitled to reasonable compensation of costs of defense, including reasonable attorneys fees, in the event that (x) the employment of separate counsel has been authorized by the Indemnifying Party,
(y) the Indemnifying Party has failed to defend diligently any Claims, or (z) the parties to such action (including any impleaded parties) include the Indemnified Party and the Indemnifying Party, and the Indemnified Party has been advised by legal counsel that there may be legal defenses available to it which are different from, in addition to or inconsistent with, the legal defenses available to the Indemnifying Party, or that the Indemnified Party's interest may be adverse in whole or in part to the interest of the Indemnifying Party. The Indemnifying Party shall not, in the defense of any such Claims, except with the prior written consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term, the release by the claimant or the plaintiff of the Indemnified Party from all further liability in respect to any such Claims.

              (iii) If the Claim is of a sort which requires action on the part of the owners of the Assets, such as restoration of surface locations, for example, the party having knowledge or receiving notice of such Claim shall provide the Indemnifying Party with the appropriate Claim Notice. The Indemnifying Party shall have the option to respond in such manner as it deems prudent to such Claim and shall make all decisions and take all action in response to the Claim. Only if the Indemnifying Party fails to timely and reasonably respond to such Claim may the Indemnified party take such actions as are necessary to respond to the Claim.

          (c) The indemnification obligations under this Agreement shall not apply to any settlements effected without the consent of the Indemnifying Party. The indemnification obligations under this Agreement shall not be deemed to create any rights of subrogation or other rights in any insurer or third party.

    18.7  Further Assurances and Records.
          ------------------------------

          (a) After the Closing, each of the parties will execute, acknowledge and deliver to the other such further instruments, and take such other action, as may be reasonably requested in order to more effectively assure to said party all of the respective properties, rights, titles, interests, estates, and privileges intended to be assigned, delivered or inuring to the benefit of such party in consummation of the transactions contemplated hereby.

          (b) Buyer agrees to maintain the files and records of Seller that are acquired pursuant to this Agreement until the seventh (7th) anniversary of the Closing Date (or for such longer period of time as Seller shall advise Buyer is necessary in order to have records available with respect to open years for tax audit purposes), or, if any of such records pertain to any claim or dispute pending on the seventh (7th) anniversary of the Closing Date, Buyer shall maintain any of such records designated by Seller until such claim or dispute is finally resolved and the time for all appeals has been exhausted. Buyer shall provide Seller and its representatives reasonable access to and the right to copy such files and records for the purposes of (i) preparing and delivering any accounting provided for under this Agreement and adjusting, prorating and settling the charges and credits provided for in this Agreement, (ii) complying with any law, rule or regulation affecting Seller's interest in the Assets prior to the Closing Date, (iii) preparing any audit of the books and records of any third party relating to Seller's interest in the Assets prior to the Closing Date, or responding to any audit prepared by such third parties, (iv) preparing tax returns, (v) responding to or disputing any tax audit or (vi) asserting, defending or otherwise dealing with any claim or dispute under this Agreement. At any time after two (2) years following Closing, Buyer may give notice to Seller of Buyer's intent to destroy all or any part of such files and records, specifying in reasonable detail which files and records will be destroyed. Seller shall have thirty (30) days from receipt of such notice within which to respond that Buyer should deliver such files and records to Seller or that Buyer may destroy such records. If Seller fails to timely respond, Seller shall be deemed to have consented to the destruction of the files and records described in such notice. If Seller elects to receive such files and records, Buyer shall deliver the files and records to Seller within fifteen (15) days of receipt of Seller's notice of such election.

          (c) Buyer agrees that, as soon as practicable after the Closing, it will remove or cause to be removed the names and marks used by Seller and all variations and derivatives thereof and logos relating thereto from the Assets and will not thereafter make any use whatsoever of such names, marks and logos.

          (d) To the extent not obtained or satisfied as of Closing, Seller agrees to continue to use reasonable efforts, but without any obligation to incur any cost or expense in connection therewith, and to cooperate with Buyer's efforts to obtain for Buyer (i) access to files, records and data relating to the Assets in the possession of third parties; (ii) access to wells constituting a part of the Assets operated by third parties for purposes of inspecting same; and

(iii) the waiver of confidentiality or other restrictions on the review by and/or transfer to Buyer of seismic, geophysical, engineering or other data pertaining to the Subject Interests.

    18.8 Limitations. The express representations and warranties of Seller contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory, including without limitation any representation or warranty with respect to title to the Assets or the quality, quantity or volume of the reserves of oil, gas or other Hydrocarbons in or under the Subject Interests. The items of personal property, equipment, fixtures and appurtenances conveyed as part of the Assets are sold hereunder "AS IS, WHERE IS" and no warranties or representations of any kind or character, express or implied, including any warranty of quality, merchantability, fitness for a particular purpose or condition, are given by or on behalf of Seller. THE WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, AND BUYER HEREBY WAIVES ALL WARRANTIES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT OR IN ANY DOCUMENT EXECUTED PURSUANT TO THE TERMS HEREOF, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONDITION. BUYER ACKNOWLEDGES THAT EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (a) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, AND (b) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, AS TO PERSONAL, MOVABLE PROPERTY, EQUIPMENT AND FIXTURES CONSTITUTING A PART OF THE ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN, AND (vi) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, IT BEING THE EXPRESS INTENTION OF BUYER AND SELLER THAT (EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN ARTICLE IV) THE MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY SHALL BE CONVEYED TO BUYER AS IS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND BUYER REPRESENTS TO SELLER THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS

WITH RESPECT TO THE MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY AS BUYER DEEMS APPROPRIATE AND BUYER WILL ACCEPT THE MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY AS IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR, IT BEING THE EXPRESS INTENTION OF BOTH BUYER AND SELLER THAT THE PERSONAL PROPERTY, EQUIPMENT AND FIXTURES INCLUDED WITHIN THE ASSETS ARE HEREBY CONVEYED TO BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS" WITH ALL FAULTS, AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE. SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE "CONSPICUOUS" DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER. To the maximum extent permitted by law, Buyer waives all provisions of the Texas Deceptive Trade Practices Act, Chapter 17, Texas Business and Commerce Code (other than Section 17.555 thereof), insofar as the provisions of such act may be applicable to this Agreement or the transactions contemplated hereby. To evidence its ability to grant such waiver, Buyer hereby represents and warrants to Seller that the Buyer (i) is seeking or acquiring, by purchase or lease, goods or services for commercial or business use, (ii) has assets of $5 million or more according to its most recent financial statement prepared in accordance with GAAP, (iii) has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transaction contemplated hereby and (iv) is not in a significantly disparate bargaining position.

    18.9 Survival. Except as otherwise specifically provided for in this Agreement or as hereinafter stated in this Section 18.9, no representation, warranty, covenant or agreement made herein shall survive Closing. It is expressly agreed that the terms and provisions of Articles I, III, V, VII, VIII, XII, XIII, XIV, XV, XVI, XVII and XVIII and Sections 4.1(a) through 4.1(f), inclusive, 6.3, 6.4 and 11.2 shall survive indefinitely, and that the terms and conditions of Sections 4.1(g) through 4.1(v), inclusive shall survive Closing for a period of twelve (12) months. It is understood and agreed that the failure of any provision to survive the Closing or the survivability of which is terminated after Closing pursuant to the provisions hereof shall not serve to release any party from any obligation or liability arising prior to the time at which such provision is deemed no longer to survive, provided that notice of such matter has been given to the other party prior to the end of the time period proscribed above.

    18.10 Gas Imbalance: Buyer acknowledges and agrees to the following regarding gas imbalances as of the Effective Time on any of the Assets to be transferred pursuant to this Agreement:

          (a) Gas Underproduction: In the event Seller is underproduced as to any wells located on the Lands or if any amounts are owed Seller with respect to any pipeline, transportation or processing imbalances, Buyer agrees (except as provided in Section 3.2(b)) not to hold Seller liable for such underproduction or such amounts. Seller, however, agrees to assign to Buyer all of its contractual rights to make up such underproduction, and to recover all amounts owed.

          (b) Gas Overproduction: In the event Seller is overproduced as to any wells located on the Lands or if any amounts are due from Seller with respect to any pipeline, transportation or processing imbalances, Buyer acknowledges and agrees that its share of gas from any such overproduced wells may at some point be curtailed by underproduced working interest owners and it may be required to satisfy, in kind or in value, such third party transporters and processors for such imbalances. Except as provided in Section 3.2(b) and except for the overproduction set forth on Exhibit "H" with respect to PG&E which shall remain an obligation of Seller's (and thus a Retained Obligation), Seller shall not be liable to Buyer in the event such curtailment occurs or satisfaction is required.

          (c) Future Liability: From and after the Effective Time, any and all benefits, obligations and liabilities associated with such imbalance accounts shall accrue to and be the responsibility of Buyer. Buyer shall assume Seller's overproduced or underproduced position in the Assets as of the Effective Time, including but not limited to Buyer's responsibility for payment of royalties on the volume of such gas which Seller took in excess of its entitlement and any obligation to balance whether in cash or in kind.

    18.11 Notices. All notices authorized or required by any of the provisions of this Agreement, unless otherwise specifically provided, shall be in writing and shall be deemed given when actually received and may be delivered in person or by United States mail, courier service, telegram, telex, telecopier, or any other form of facsimile, postage or charges prepaid, and addressed to the parties at the addresses set forth below:

          If to Seller:    Amerada Hess Corporation
                           One Allen Center, 500 Dallas
                           Houston, Texas 77002
                           Attention:     D. G. Stevenson
                           Fax Number:      (713) 609-4463

          If to Buyer:     Sheridan Energy, Inc.
                           1000 Louisiana, Suite 800
                           Houston, Texas  77002
                           Attention:  Charles F. Chambers
                           and
                           Attention:  Jon Wright

          with a copy to:  Ernest L. Nix, Jr.
                           509 Market Street, Suite 800
                           Shreveport, Louisiana  71101

Any party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.

    18.12 Incidental Expenses. Buyer shall bear and pay (i) any and all Federal, State or local Transfer Taxes as defined in Section 12.2(b) hereof incident to the transfer, assignment or other conveyance of the Assets to Buyer, and (ii) all costs or fees required to obtain consent to assign any Federal, State or Indian leases included in the Assets. Each party shall bear its own respective expenses incurred in connection with the Closing of this transaction, including its own consultants' fees, attorneys' fees, accountants' fees, and other similar costs and expenses.

    18.13 Entire Agreement. Except for the Confidentiality Agreement referenced in Section 6.3, this Agreement embodies the entire agreement between the parties (superseding all prior agreements, arrangements and understandings related to the subject matter hereof), and may be supplemented, altered, amended, modified or revoked by writing only, signed by all of the parties hereto. No supplement, amendment, modification, waiver or termination of this Agreement shall be binding unless in writing and executed by both parties hereto. The headings herein are for convenience only and shall have no significance in the interpretation hereof.

    18.14 Governing Law. THIS AGREEMENT AND OTHER DOCUMENTS DELIVERED PURSUANT TO THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICT OF LAWS.

    18.15 Exhibits. All Exhibits and Schedules hereto which are referred to herein are hereby made a part hereof and incorporated herein by reference. For the purposes of this Agreement references to Exhibit "A" shall be deemed to refer to Exhibits "A", "A-1", "A-2" and "A-3", inclusive, and references to Exhibit "B" shall be deemed to refer to Exhibits "B", "B-1" and "B-2", inclusive.

    18.16 Prime Rate. References to "prime rate" shall mean a rate per annum equal to the lesser of (a) a varying rate per annum that is equal to the interest rate publicly quoted by CitiBank, N.A. from time to time as its prime commercial or similar reference interest rate, with adjustments in that varying rate to be made on the same date as any change in that rate, and (b) the maximum rate permitted by applicable law.

    18.17 Certain Terms. As used in this Agreement, the term "knowledge" means actual knowledge of any fact, circumstance or condition by the officers or management employees of the party involved at a supervisory or higher level, but does not include (i) knowledge imputed to the party involved by reason of knowledge of or notice to any person, firm or corporation other than its officers or employees at a supervisory or higher level or (ii) knowledge deemed to have been constructively given by reason of any filing, registration or recording of any document or instrument in any public record or with any governmental entity. As used in this Agreement, the term "day" means any calendar day, and the term "business day" means any day exclusive of Saturdays, Sundays and national holidays.

    18.18 Counterparts. This Agreement may be executed in any number of counterparts, and each and every counterpart shall be deemed for all purposes one (1) agreement.

    18.19 Waiver. Any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the party waiving compliance. Except as otherwise expressly provided in this Agreement, the failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party's right to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.

    18.20 Binding Effect; Assignment. All the terms, provisions, covenants, representations, warranties and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors; but this Agreement and the rights and obligations hereunder shall not be assignable or delegable by any party without the express written consent of the non-assigning or non-delegating parties. Any assignment or delegation without such consent will be void.

    18.21 No Recordation. Without limiting any party's right to file suit to enforce its rights under this Agreement and except as to those portions of this Agreement set forth in the Assignment, Bill of Sale and Conveyance, Exhibit "F", Buyer and Seller expressly covenant and agree not to record or place of record this Agreement or any copy or memorandum hereof.

    18.22 Independent Investigation. Buyer represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as Seller and that it has had access to the Assets, the offices and employees of Seller, and the books, records and files of Seller relating to the Assets and in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent due diligence investigation of the Assets and upon the representations and warranties made herein.

    18.23  PG&E Contracts.
           --------------

          (a) Seller is a party to those agreements identified on Exhibit "J" as AHC Contracts G2149, G2147, G2148 and G2146 (collectively the "PG&E Contracts"), which provide generally for the purchase, gathering, compression and handling of Seller's gas produced from the fields identified in Exhibit "J". Seller and PG&E have been conducting negotiations for the termination of the PG&E Contracts and settlement of various issues related thereto. As a part of the negotiation to terminate the PG&E Contracts, Seller and PG&E have discussed entering into an agreement to provide continuing gathering, compression and related services for a term ("Compression Agreement"), an agreement for the installation, operation and maintenance of certain facilities to connect Seller's wells to PG&E's pipeline ("Interconnect Agreement"), and have also discussed the purchase by Seller from PG&E of an option to purchase the gathering system and related assets currently owned by PG&E and used to fulfill its obligations under the PG&E Contracts ("Option Agreement"). Seller has provided drafts of the proposed Compression Agreement and Interconnect Agreement to Buyer for its review and shall provide a draft of the proposed Option Agreement to Buyer when same is available.

          (b) Except with respect to the Option Agreement, Seller shall have full and complete discretion concerning the final execution of any agreements with PG&E, although Seller agrees to keep Buyer informed of the progress of these negotiations. Notwithstanding any other provision of this Agreement (including, but not limited to, those set forth in Article IX), Seller shall have the right to terminate the PG&E Contracts and settle various issues related thereto (with Seller retaining all the financial consideration resulting therefrom and any and all liabilities existing or arising under any such settlement agreement and the PG&E agreements which are terminated as a result of the settlement) and enter into the Compression Agreement and the Interconnect Agreement.

          (c) In the event Seller has negotiated terms for the Compression Agreement and the Interconnect Agreement with PG&E which Seller is ready and willing to accept, then Seller shall so notify Buyer in writing and shall submit copies of the proposed agreements (except for the agreement to terminate the PG&E Contracts and settle outstanding disputes) with such notice. In the event the Compression Agreement and the Interconnect Agreement contain any material modification, addition or deletion from the drafts of the agreements furnished to Buyer for its review on or before November 9, which would have a material adverse effect upon Buyer, then, notwithstanding any provision of this Agreement to the contrary, Buyer shall have three (3) full business days after receipt of the notice and the proposed agreements within which to make its election of whether or not to terminate this Agreement. In the event Buyer elects to terminate this Agreement, it shall provide written notice thereof to Seller and Seller shall return the Deposit to Buyer and the parties shall have no further obligation or liability hereunder.

          (d) By 12:00 noon on November 16, 1998, Seller shall advise Buyer of its progress in negotiating the Option Agreement and give Buyer copies of the proposed drafts of such agreement which Seller has in its possession. If Buyer, in its sole discretion, is not satisfied with the terms of the then proposed Option Agreement, it may elect to terminate this Agreement by giving Seller notice of such election on or before 12:00 noon on November 18, 1998. In the event Buyer elects to terminate this Agreement, Seller shall return the Deposit to Buyer, and the parties shall have no further obligation or liability hereunder. In the event Buyer fails to give such termination notice, all rights of Buyer to terminate this Agreement under this subparagraph (d) shall be relinquished. Seller agrees not to execute the Option Agreement unless Buyer consents to such execution and further agrees that it will execute such Option Agreement upon the instruction of Buyer; provided that since the Option Agreement is being negotiated for the benefit of Buyer, if such Option Agreement is approved by Buyer and is executed, all benefits and obligations pertaining to said agreement shall be Buyer's, and Buyer shall reimburse Seller for any payments it makes under the Option Agreement (it being understood that the payments Seller will probably make will be through a deduction of the amounts owed Seller by PG&E), and the obligations assigned by Seller under the Option Agreement shall be considered Assumed Obligations.

    18.24 Access to Seller's Records Post Closing. After Closing Seller shall provide to Buyer access to Seller's financial, accounting and other files and records, during Seller's normal business hours, as may be reasonably necessary or useful to Buyer in connection with filings required pursuant to the rules of the Securities and Exchange Commission or other governmental authority in connection with this transaction.

    18.25 Like-Kind Exchange: Taxes. Seller desires to exchange for other property of like-kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended and the Regulations promulgated thereunder, the Assets, which are the subject of this Agreement. To effect such an exchange, Seller reserves the right to assign its rights, but not its obligations, hereunder to a Qualified Intermediary as provided in Treasury Regulations Section 1.1031(k)-1(g)(4) on or before Closing, and Buyer hereby agrees to recognize any such assignment. Buyer agrees to cooperate with Seller and with the Qualified Intermediary to ensure that the formalities of a like-kind exchange are accomplished. Buyer shall not be obligated to pay any additional costs or incur any additional obligations in their acquisition of the Assets, which are the subject of this Agreement, and Seller shall indemnify Buyer against all claims, expenses, losses and liabilities, if any, resulting from Buyer's participation in such an exchange.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


                         AMERADA HESS CORPORATION

                         By:
                             ______________________________
                         Name:
                             ______________________________
                         Title:
                             ______________________________
                                      "SELLER"


                         SHERIDAN ENERGY, INC.

                         By:
                             ______________________________
                         Name:
                             ______________________________
                         Title:
                             ______________________________
                                      "BUYER"

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